UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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INTERNET CAPITAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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INTERNET CAPITAL GROUP, INC.
690 LEE ROAD, SUITE 310
WAYNE, PENNSYLVANIA 19087
PHONE: (610) 727-6900
FAX: (610) 727-6901
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Internet Capital Group, Inc. Stockholder:
You are invited to attend the Internet Capital Group, Inc. 2009 Annual Meeting of Stockholders.
Date:	June 19, 2009
Time:	10:00 a.m., EDT
Place:	The Radnor Hotel 591 East Lancaster Avenue St. Davids, Pennsylvania 19087
Only ICG stockholders who owned stock at the close of business on April 23, 2009 can vote at the Annual Meeting or any adjournments that may take place.
The purposes of the Annual Meeting are:
(1)	to elect three Class I directors, each for a term of three years or until their respective successors have been elected and qualified;
(2)	to ratify the appointment of KPMG LLP as ICG’s independent registered public accountant for the fiscal year ending December 31, 2009;
(3)	to approve an amendment to ICG’s 2005 Amended and Restated Omnibus Equity Compensation Plan to increase the number of authorized shares of ICG Common Stock issuable under the plan by 2,600,000; and
(4)	to transact any other business that may properly come before the Annual Meeting.
For those of you who are unable to attend the Annual Meeting in person, we invite you to listen over the Internet through ICG’s website at http://www.internetcapital.com/investorinfo-preswebcast.htm.
We consider your vote important and encourage you to vote as soon as possible.
By Order of the Board of Directors,
April 29, 2009

/s/ Suzanne L. Niemeyer Suzanne L. Niemeyer Secretary

INTERNET CAPITAL GROUP, INC.
690 LEE ROAD, SUITE 310
WAYNE, PENNSYLVANIA 19087
PHONE: (610) 727-6900
FAX: (610) 727-6901
www.internetcapital.com
PROXY STATEMENT FOR
2009 ANNUAL MEETING OF STOCKHOLDERS
JUNE 19, 2009
This proxy statement and related proxy solicitation materials were first directly made available to owners of shares of Internet Capital Group, Inc. (“ICG”) Common Stock (“Common Stock”) on or about May 5, 2009 in connection with the solicitation of proxies by ICG’s Board of Directors (the “Board”) for ICG’s 2009 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy procedure is necessary to permit all holders of Common Stock, many of whom are unable to attend the Annual Meeting, to vote. The Board encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.
Under the “e-proxy” rules of the U.S. Securities and Exchange Commission (the “SEC”), public companies must provide their stockholders with access to copies of their proxy solicitation materials over the Internet. In accordance with SEC rules, on or about May 5, 2009, (1) this proxy statement and related proxy materials are being made available on the Internet at www.proxyvote.com, and (2) you and other ICG stockholders are being mailed a Notice Regarding the Availability of Proxy Materials instructing you how to access and review those materials on the Internet and how to request a paper copy of those materials. If you would like to receive a paper copy of the proxy materials, you should follow the instructions in the notice for requesting such materials.

VOTING PROCEDURES
Why did I receive a Notice Regarding the Availability of Proxy Materials in the mail? In accordance with the SEC’s e-proxy rules, ICG is providing its stockholders with access to the proxy materials for its Annual Meeting over the Internet. ICG has again elected to take advantage of the “notice only” option under the e-proxy rules, which it first used in connection with its 2008 Annual Meeting of Stockholders, because it believes that doing so will provide benefits for both ICG and its stockholders similar to those that were realized in 2008, including:
•	saving money for ICG and its stockholders by reducing substantial printing and postage costs;
•	leveraging the power of the Internet to make proxy materials easily accessible and encourage electronic voting; and
•	promoting environment-friendly business practices by reducing the consumption of paper and other resources.
Accordingly, on or about May 5, 2009, ICG is mailing to you a Notice Regarding the Availability of Proxy Materials, which contains instructions on how to access ICG’s proxy materials over the Internet and vote online or via telephone. As described in the notice, you will not receive a printed copy of the Annual Meeting proxy materials by mail unless you request one. You may request printed copies of these proxy materials free of charge by following the instructions contained in the notice.
Who can vote? Stockholders as of the close of business on April 23, 2009 are entitled to vote. At that time, 36,356,193 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104 beginning June 9, 2009. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.
How can I vote? Your shares can be voted at the Annual Meeting only if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. If you hold shares in your own name as of the close of business on April 23, 2009, you have three ways to vote and submit your proxy prior to the Annual Meeting:
•	Over the Internet — ICG encourages you to vote and submit your proxy over the Internet at www.proxyvote.com;
•	By telephone — You may vote and submit your proxy by calling 1-800-690-6903; or
•	By mail — If you elected to receive your proxy materials by mail, you may vote by completing, signing and returning the proxy card that was sent to you.
If you are voting over the Internet or by telephone, you will need to use the control number contained in your Notice Regarding the Availability of Proxy Materials. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., EDT, on June 18, 2009. If you hold your shares through an account with a bank or a broker, your ability to vote over the Internet or by telephone depends on the voting procedures of the bank or broker. Please follow the directions provided to you by your bank or broker.
If you want to vote in person at the Annual Meeting, you must bring a government-issued picture identification with you. If you hold your shares through an account with a bank or a broker, you must obtain a proxy card from your bank or broker and bring that proxy card to the Annual Meeting, together with a government-issued picture identification and a copy of a bank or brokerage statement reflecting your stock ownership as of April 23, 2009.
You may revoke a proxy at any time before it is voted by providing written notice to the Secretary of ICG, by submitting a proxy bearing a later date (subject to the deadline for Internet and telephone proxy submissions) or by casting a ballot at the Annual Meeting. Properly executed and delivered proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided or, if no directions are provided, your shares will be voted in accordance with the Board’s recommendations.

How does the Board recommend I vote? The Board recommends a vote FOR each Board nominee, FOR ratification of the appointment of KPMG LLP as ICG’s independent registered public accountant and FOR the amendment to ICG’s 2005 Amended and Restated Omnibus Equity Compensation Plan.
What shares are subject to my proxy vote? Each proxy you vote represents all the shares of Common Stock registered to you in a particular account. You may be entitled to more than one proxy vote if you hold shares that are either registered differently or in more than one account. Each share of Common Stock that you own entitles you to one vote.
How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, which hold shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners, the nominees may vote those shares only on matters deemed routine under the applicable rules of the NASDAQ Stock Market LLC (“Nasdaq”). Items 1 and 2 described in this proxy statement are deemed routine matters, and Item 3 described in this proxy statement is deemed a non-routine matter. On non-routine matters, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Because directors are elected by a plurality of the votes cast, abstentions will have no effect on the election of directors. Because Items 2 and 3 require for their approval the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting that are entitled to vote on these Items, any abstentions will have the effect of votes against these Items.
Who will count the vote? Broadridge Financial Solutions, Inc. will count the vote. Its representative will serve as the inspector of election.
Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board. ICG will pay the cost of preparing, assembling, mailing and otherwise making available to stockholders notices regarding the availability of proxy materials, notices of the Annual Meeting, proxy statements and proxy cards. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of ICG, without additional compensation. Proxies may be solicited by mail, in person, by telephone, over the Internet or by other electronic means. ICG will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of Common Stock.
What if I can’t attend the meeting? If you are unable to attend the meeting in person, ICG invites you to listen to the meeting over the Internet through ICG’s website at http://www.internetcapital.com/investorinfo-preswebcast.htm. Please go to ICG’s website approximately fifteen minutes prior to the Annual Meeting to register and download any necessary audio software. If you do not attend the Annual Meeting in person and you intend to vote, you must vote your shares over the Internet, by telephone or by requesting and returning a proxy card by the applicable deadline.
CORPORATE GOVERNANCE
General. In accordance with the Delaware General Corporation Law and ICG’s Restated Certificate of Incorporation, as amended, and its Amended and Restated By-Laws (the “By-Laws”), ICG’s business, property and affairs are managed under the direction of the Board. Although ICG’s non-management directors are not involved in the company’s day-to-day operating details, they are kept informed of ICG’s business through written reports and documents provided to them regularly, as well as through operating, financial and other reports presented by the officers of ICG at meetings of the Board and committees of the Board.
Director Independence. The Board has determined that eight of the nine directors who served on the Board in 2008, and who currently serve on the Board, are “independent,” as such term is defined in the applicable Nasdaq rules. The following current directors were determined to be independent: David J. Berkman, Thomas A. Decker, David K. Downes, Thomas P. Gerrity, Michael J. Hagan, Robert E. Keith, Jr., Warren V. Musser and Philip J. Ringo. Walter W. Buckley, III, the Chief Executive Officer of ICG, was determined not to be independent.

In making its determinations regarding director independence, the Board considered, among other things:
•	the directors’ direct and indirect interests in ICG’s partner companies;
•	the relationships and/or any transactions between ICG and its partner companies, on the one hand, and the directors and their respective affiliates, on the other hand; and
•	the relationships among the directors with respect to common involvement with for-profit and non-profit organizations.
Meeting Attendance by Directors. The Board held nine meetings in 2008. Under ICG’s policy on executive Board sessions, the independent members of the Board met in executive session without members of management present at each regularly scheduled Board meeting. Each of the incumbent directors attended at least 75% of the meetings of the Board and Board committees on which he served in 2008. ICG has a policy that each director is expected to attend ICG’s annual stockholder meeting. All of ICG’s directors attended the 2008 Annual Meeting of Stockholders.
Lead Independent Director. It is the policy of ICG that a lead independent director be elected annually through a rotation among the chairs of ICG’s standing Board committees. The role of lead independent director is to ensure that ICG’s independent directors are presented with the opportunity to hold an executive session of independent directors at each regularly scheduled Board meeting, to act as a liaison between the Chairman and the independent directors, to consult with management regarding the scheduling of Board meetings and the review of Board agendas and to preside at Board meetings when the Chairman is not present (including in the executive sessions of the independent directors). In April 2008, the Board elected Dr. Gerrity to serve as the lead independent director until the 2009 Annual Meeting. In April 2009, the Board elected Mr. Downes to serve as the lead independent director, effective as of June 19, 2009.
Change in Director Occupation or Retirement. Each director must volunteer to resign from the Board when he (1) retires or changes the principal position he held when he was initially elected to the Board or (2) reaches the age of 72, after which the Board may or may not elect to require the applicable director to resign. The age limitation described in (2) does not apply to any individual who was over the age of 72 as of February 27, 2009.
Director Service on Other Boards. Directors are encouraged to limit the number of boards on which they serve. No director may serve as a director on more than six boards of public, for-profit companies without the prior approval of the Board, and no director may join the board of any public, for-profit company without first notifying the Board.
Communications with the Board of Directors. If you would like to communicate with the Board or any of ICG’s individual directors, please send a letter or other written communication to the Board’s or such director’s attention at the following address: Internet Capital Group, Inc., c/o General Counsel, 690 Lee Road, Suite 310, Wayne, Pennsylvania 19087. ICG’s General Counsel will review each such communication and forward a copy to each member of the Board or the individual director, as applicable.
Code of Conduct. The Board is committed to ethical business practices. ICG adopted a Corporate Code of Conduct in 2001 and amended and restated the code in 2004 and again on February 27, 2009. This code of conduct applies to all of ICG’s employees and directors and includes the code of ethics for ICG’s principal executive officer, principal financial officer, principal accounting officer or controller within the meaning of SEC regulations adopted under the Sarbanes-Oxley Act of 2002, as amended. ICG’s Corporate Code of Conduct is posted on ICG’s website at http://www.internetcapital.com/investorinfo-corpgov.htm. Please note that none of the information on ICG’s website is incorporated by reference in this proxy statement.
Committees of the Board of Directors. The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee. The Audit Committee monitors ICG’s compliance with appropriate legal and regulatory standards and requirements. The Audit Committee annually selects ICG’s independent registered public accountant, reviews the performance and the terms of engagement of the independent registered public accountant and exercises oversight of the activities of the independent registered public accountant. It serves as an independent and objective party to monitor ICG’s financial reporting process and internal control systems and to review and appraise the audit efforts of the independent registered public accountant. It also provides an open avenue of communication among the independent registered public accountant, ICG’s financial and senior management and the Board. A detailed list of the Audit Committee’s functions is included in its charter, which is posted on ICG’s website at http://www.internetcapital.com/investorinfo-corpgov.htm.
The current members of the Audit Committee are Messrs. Decker, Downes, Hagan and Ringo. The Audit Committee consists entirely of directors who the Board has determined in its business judgment are “independent,” as defined in applicable Nasdaq rules and rules adopted by the SEC under the Securities and Exchange Act of 1934 (the “Exchange Act”). In addition, the Board has determined that Mr. Downes is an “audit committee financial expert,” as defined by the rules under the Exchange Act. The Audit Committee held eight meetings during 2008.
Compensation Committee. The Compensation Committee reviews and approves ICG’s compensation philosophy and oversees the compensation and benefit programs that cover ICG’s employees. The Compensation Committee annually reviews and approves, or recommends that the Board approve, the total compensation package for each executive officer. The Compensation Committee also evaluates the performance of ICG’s Chief Executive Officer against pre-established criteria and it reviews with the Chief Executive Officer the performance of each executive officer that reports to the Chief Executive Officer. The Compensation Committee operates under a charter that is available on ICG’s website at http://www.internetcapital.com/investorinfo-corpgov.htm. The Compensation Committee delegates certain ministerial functions regarding the administration of ICG’s equity compensation plans to ICG’s human resources and legal departments; it does not generally delegate its authority to any other persons. For a discussion regarding the role of ICG’s management and independent compensation consultant in connection with the compensation of ICG’s executive officers, see “Compensation Discussion and Analysis” below.
The current members of the Compensation Committee are Messrs. Berkman, Decker and Downes and Dr. Gerrity. The Compensation Committee consists entirely of directors who the Board has determined in its business judgment are “independent,” as defined in applicable Nasdaq rules. The Compensation Committee held four meetings during 2008.
Nominating and Governance Committee. The primary function of the Nominating and Governance Committee is to focus on issues surrounding the composition and operation of the Board. The Nominating and Governance Committee identifies and recommends candidates to serve on the Board and takes steps to ensure that the structure and practices of the Board provide for sound corporate governance. The Nominating and Governance Committee operates under a charter that is posted on ICG’s website at http://www.internetcapital.com/investorinfo-corpgov.htm. The Nominating and Governance Committee identifies individuals, including those recommended by stockholders, believed to be qualified as candidates for Board membership. In identifying candidates, the Nominating and Governance Committee takes into account all factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of Nasdaq, the SEC or any other governing bodies, and that the Board as a whole is comprised of directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Governance Committee has identified the following attributes that it believes would be ideal for new Board members to possess: experience in running and growing a successful business or large division of a business, board experience, knowledge of the technology industry, an entrepreneurial nature, time and energy to commit to being an active Board member, leadership skills, business acumen and strength of character. The Nominating and Governance Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors.

The Nominating and Governance Committee considers stockholder nominees for director in the same manner as nominees for director from other sources. A stockholder wishing to make a nomination for election to the Board or to have a proposal presented at an annual meeting must submit written notice of such nomination or proposal so that the Secretary of ICG receives it not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the meeting is advanced by more than 20 days from such anniversary date or delayed by more than 70 days from such anniversary date, notice by the stockholder must be received no later than the close of business on the 10th day following the date on which public announcement of the date of such meeting was made. Stockholder suggestions for nominees for director must include:
•	the recommending stockholder’s name, address, telephone number and the number of shares of ICG’s stock beneficially owned by such individual or entity; and
•	the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.
Other stockholder proposals must include:
•	the proposing stockholder’s name, address, telephone number and the number of shares of ICG’s stock beneficially owned by such individual or entity; and
•	a description of the proposal, the reasons for the proposal and any material interest of the proposing stockholder in the proposal.
The current members of the Nominating and Governance Committee are Messrs. Berkman, Keith and Ringo and Dr. Gerrity. The Nominating and Governance Committee consists entirely of directors who the Board has determined in its business judgment are “independent,” as defined in applicable Nasdaq rules. The Nominating and Governance Committee held two meetings during 2008.
Compensation Committee Interlocks and Insider Participation. Messrs. Berkman, Decker and Downes and Dr. Gerrity currently serve, and during 2008 served, on the Compensation Committee; Mr. Decker’s service began on June 20, 2008. No member of the Compensation Committee is a former or current executive officer or employee of ICG or any of its subsidiaries. No executive officer of ICG or any of its subsidiaries serves, or during 2008 served, as a member of the compensation committee or board of directors of any other company that has, or had during 2008, an executive officer serving as a member of ICG’s Board or Compensation Committee.
SUBMISSION OF STOCKHOLDER PROPOSALS AND
DIRECTOR NOMINATIONS FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
Under the rules of the SEC, any stockholder wishing to have a proposal included in ICG’s proxy statement for its 2010 Annual Meeting of Stockholders must submit the proposal so that the Secretary of ICG receives it no later than January 5, 2010. However, in the event that the 2010 Annual Meeting of Stockholders is held prior to May 20, 2010 or later than July 19, 2010, ICG will disclose the new deadline by which stockholder proposals must be received under Part II, Item 5 of its earliest practicable Quarterly Report on Form 10-Q or, if impracticable, by another means reasonably calculated to inform stockholders. The SEC rules set forth standards as to which stockholder proposals are required to be included in a proxy statement.
Under ICG’s By-Laws, certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting. ICG’s By-Laws also set forth certain informational requirements for stockholders’ nominations of directors and other proposals. A stockholder wishing to make a nomination for election to the Board or to have a proposal presented at ICG’s 2010 Annual Meeting of Stockholders must submit written notice of such nomination or proposal so that the Secretary of ICG receives it no earlier than February 19, 2010 and no later than March 21, 2010. However, in the event that the Annual Meeting of Stockholders is held prior to May 30, 2010 or later than August 28, 2010, any such nomination or other proposal must be received no later than the close of business on the 10th day following the date on which public announcement of the date of the 2010 Annual Meeting of Stockholders is made.

ELECTION OF DIRECTORS
(ITEM 1)
ICG’s By-Laws provide that ICG’s business will be managed by a board of directors of not less than five and not more than nine directors, with the number of directors to be fixed by the Board from time to time. ICG’s By-Laws also divide the Board into three classes of directors: Class I, Class II and Class III, with each class being as nearly equal in number as possible. The directors in each class typically serve terms of three years, until their respective successors have been elected and have qualified. There are three Class I directors, three Class II directors and three Class III directors.
The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of each of the Class I directors, Messrs. Berkman, Downes and Musser, will expire at the Annual Meeting. The other six directors will remain in office for the remainder of their respective terms, as indicated below.
The Nominating and Governance Committee identifies and recommends candidates to serve on the Board. Director candidates are nominated by the Board. Stockholders are also entitled to nominate director candidates for the Board in accordance with the procedures set forth in ICG’s By-Laws, as described in “Corporate Governance-Nominating and Governance Committee” above.
At the Annual Meeting, three Class I directors are to be elected. All of the director nominees are currently directors of ICG. All nominees have consented to being named as nominees for directors of ICG and have agreed to serve if elected. The nominees will be elected to serve for three-year terms, until their successors have been elected and have qualified. If some or all of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board. Director elections are determined by a plurality of the votes cast.
Set forth below is information regarding each nominee for Class I director, as well as each current Class II and Class III director, each of whose term will continue after the Annual Meeting.
Nominees For Class I Director
David J. Berkman. Mr. Berkman has served as a director of ICG since January 2001. He is the Managing Partner of Associated Partners, LP, a private equity firm primarily engaged in the telecommunications, technology, and Internet market segments. Mr. Berkman serves as a director of Entercom Communications Corp. Civically, he serves on the Board of Trustees of The Franklin Institute and the Board of Overseers for the University of Pennsylvania School of Engineering. Age: 47.
David K. Downes. Mr. Downes has served as a director of ICG since October 2003. Since early 2004, Mr. Downes has served as Independent Chairman of the Board of Trustees of the Quaker Investment Trust, as President, CEO and a director of Community Capital Management, Inc. and as President and Treasurer of The Community Reinvestment Act Qualified Investment Fund. Mr. Downes has served as a director of OppenheimerFunds, Inc. since 2005 and as Chair of the U.S. Trust Investment Committee of GlaxoSmithKline plc since 2006. Between 1995 and 2003, Mr. Downes served in various executive roles at Lincoln National Investment Companies and Delaware Investments, the investment management subsidiary of the Lincoln Financial Group. Age: 69.
Warren V. Musser. Mr. Musser has served as a director of ICG since March 2000. Mr. Musser is the President and Chief Executive Officer of The Musser Group, a financial consulting company, and Chairman Emeritus at Safeguard Scientifics, Inc. (“Safeguard”), where he served as Chairman and Chief Executive Officer from 1953 until 2001. He currently serves as a director of NutriSystem, Inc. (“NutriSystem”), as Vice Chairman of the Board of Directors of Health Benefits Direct Corp. and as Chairman of the Boards of Directors of InfoLogix, Inc. and Telkonet, Inc. Mr. Musser serves on a variety of civic, educational and charitable boards of directors, including as Chairman of Economics PA, Chairman of The Eastern Technology Council and Vice Chairman of the National Center for the American Revolution. Age: 82.

The Board of Directors recommends a vote FOR all of the listed nominees.
Incumbent Class II Directors — to Continue in Office for Terms Expiring in 2010
Thomas A. Decker. Mr. Decker has served as a director of ICG since October 2004. Mr. Decker is currently a Member of the Cozen O’Connor law firm, where he has served as President and CEO since August 2007. From May 2000 through December 2004, he served as Managing Partner of Cozen O’Connor. Mr. Decker served as the inaugural Chairman of the Pennsylvania Gaming Control Board from January 2004 to July 2007. He serves as a member of the Board of Trustees of the Gesu School and the Boards of Directors of the Kimmel Center, the YMCA of Philadelphia and Vicinity and the Philadelphia Zoo, and he is a member of the Board of Business Advisors for the University of Virginia Law School. Age: 63.
Dr. Thomas P. Gerrity. Dr. Gerrity has served as a director since December 1998. He is currently Professor of Management and Dean Emeritus at The Wharton School of the University of Pennsylvania, where he served as the Dean from 1990 to 1999. Dr. Gerrity serves as a director of PharMerica Corporation and Sunoco, Inc. and as a member of the Corporation of the Massachusetts Institute of Technology. Age: 67.
Robert E. Keith, Jr. Mr. Keith has served as a director of ICG since its inception in March 1996 and was Chairman of the Board from March 1996 until December 2001. Mr. Keith is also a Managing Director of TL Ventures, a group of venture capital funds focused on technology services, software communications and life sciences, and is Chief Executive Officer of Technology Leaders Management Inc., which is responsible for the management of the TL Ventures funds. In addition, he serves as Chairman of the Board of Safeguard. Age: 67.
Incumbent Class III Directors — to Continue in Office for Terms Expiring in 2011
Walter W. Buckley, III. Mr. Buckley is a co-founder and has been a director of ICG since March 1996, and is currently the Chairman of the Board and Chief Executive Officer of ICG. Mr. Buckley has served as Chairman since December 2001, as Chief Executive Officer since March 1996 and as President from March 1996 to December 2001 and from December 2002 to January 2009. Prior to co-founding ICG, Mr. Buckley worked for Safeguard beginning in 1987 as a financial analyst and as Vice President of Acquisitions from 1991 to February 1996. Mr. Buckley currently serves on the Boards of Trustees of The Episcopal Academy and Camp Tecumseh and as Chairman of the Board of Directors of the Starfinder Foundation. Age: 49.
Michael J. Hagan. Mr. Hagan has served as a director of ICG since June 2007. He served as Chief Executive Officer of NutriSystem from December 2002 to May 2008, as Chairman of NutriSystem from December 2002 to November 2008, and as President of NutriSystem from July 2006 to September 2007. Prior to joining NutriSystem, Mr. Hagan was the co-founder of Verticalnet, Inc. (“Verticalnet”) and held a number of executive positions at Verticalnet since its founding in 1995, including Chairman of the Board from February 2002 to May 2005, President and Chief Executive Officer from January 2001 to February 2002, Executive Vice President and Chief Operating Officer from January 2000 to January 2001 and Senior Vice President prior to that time. ICG held an equity interest in Verticalnet from 1996 through November 2005. Age: 46.
Philip J. Ringo. Mr. Ringo has served as a director of ICG since January 2003. Mr. Ringo is currently the Chairman and Chief Executive Officer of RubberNetwork.com LLC, a tire and rubber industry strategic sourcing and technology consortium. Mr. Ringo also serves as a director of Genesee & Wyoming Inc. Age: 67.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANT
(ITEM 2)
The Audit Committee has selected KPMG LLP as the independent registered public accountant to audit ICG’s consolidated financial statements and the effectiveness of ICG’s internal control over financial reporting for 2009. Although action by ICG’s stockholders on this matter is not required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this selection in light of the role played by the independent registered public accountant in reporting on ICG’s financial statements and related internal controls. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. If this appointment is not ratified by the stockholders, the Audit Committee may reconsider its selection.
One or more representatives of KPMG LLP are expected to attend the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Audit and Other Fees
During 2007 and 2008, ICG paid the following amounts to KPMG LLP:

	2007	2008

Audit Fees (1)	$888,065	$875,136
Audit-Related Fees (2)	$—	$90,000
Tax Fees (3)	$191,557	$189,660
All Other Fees	$—	$—

(1)	These fees include amounts billed by KPMG LLP for similar services to ICG’s majority-owned subsidiaries and amounts for the audit of the effectiveness of internal control over financial reporting.

(2)	These fees include amounts billed by KPMG LLP for assurance and related services rendered to one of ICG’s majority-owned subsidiaries.

(3)	These fees were for tax compliance and consulting services rendered to ICG and its majority-owned subsidiaries.
The Audit Committee believes that KPMG LLP’s provision of non-audit services is compatible with maintaining KPMG LLP’s independence.
Pre-Approval of Services
The Audit Committee’s policy is to pre-approve the engagement of accountants to render all audit and tax-related services for ICG, as well as any changes to the terms of the engagement. The Audit Committee will also pre-approve all non-audit related services proposed to be provided by ICG’s independent registered public accountant. The Audit Committee reviews the terms of the engagement, a description of the engagement and a budget for the engagement. The request for services must be specific as to the particular services to be provided. Requests are aggregated and submitted to the Audit Committee to be approved either at a meeting of the Audit Committee, through a written consent or by a designated member of the Audit Committee. The Audit Committee has pre-approved 100% of the total 2008 services provided by KPMG LLP, ICG’s independent registered public accountant.
The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as ICG’s independent registered public accountant.

APPROVAL OF AMENDMENT TO
EQUITY COMPENSATION PLAN
(ITEM 3)
At the Annual Meeting, ICG’s stockholders will be asked to approve an amendment to the Internet Capital Group, Inc. Amended and Restated 2005 Omnibus Equity Compensation Plan (the “2005 Equity Plan”) in order to increase the maximum number of shares of ICG’s Common Stock that may be issued under the 2005 Equity Plan by 2,600,000 shares.
On April 17, 2009, based on the recommendation of the Compensation Committee, the Board adopted, subject to stockholder approval at the Annual Meeting, an amendment to the 2005 Equity Plan to increase the number of shares of Common Stock reserved under the 2005 Equity Plan by 2,600,000 shares. Prior to the April 2009 amendment, the 2005 Equity Plan, which was originally approved by ICG’s stockholders in June 2005, authorized ICG to issue up to a total of 5,000,000 shares of Common Stock under the plan, subject to adjustment upon certain changes in ICG’s capital structure.
The Compensation Committee believes that in order to successfully attract, retain and motivate exceptional managers, employees, non-management directors and consultants, ICG must continue to offer a competitive equity incentive program. On February 1, 2009, the Internet Capital Group, Inc. Amended and Restated 1999 Equity Compensation Plan expired by its own terms. As of such date, only 212,320 shares of Common Stock remained available for issuance under the Company’s equity incentive program, 212,195 shares of which remained available for issuance under the 2005 Equity Plan, and 125 shares of which remained available for issuance under the LGO Corporation 2001 Equity Compensation Plan, which has not been approved by ICG’s stockholders. ICG has not made any equity grants to its executive officers since June 2005, and all existing grants to ICG’s executive officers will be fully vested by July 2009. Also, as of the date of the filing of this proxy statement, most of the stock options and stock appreciation rights (“SARs”) held by ICG’s executive officers are significantly “out of the money,” meaning that the respective exercise prices of those stock options and the respective base amounts of those SARs are significantly greater than the current price per share of ICG’s Common Stock. Moreover, in light of current economic conditions, the Compensation Committee is considering paying all or a portion of the bonuses payable under ICG’s 2009 performance plan in Common Stock in an effort to preserve cash. For these reasons, the Compensation Committee determined that it would be critical to increase the number of shares of Common Stock available for issuance under the 2005 Equity Plan in 2009.
In making a determination regarding the appropriate size of the proposed increase, the Compensation Committee reviewed information contained in the SEC filings of a group of five public companies with a holding company structure similar to ICG’s: Allied Capital Corporation, American Capital, Ltd., Harris & Harris Group, Inc., ModusLink Global Solutions, Inc. and Safeguard. Four of these five companies had an “overhang” in the 20% range, meaning that approximately 20% of their shares of capital stock, on a fully-diluted basis, was either granted and outstanding under their equity incentive programs or remained available for grant under their equity incentive programs. The Compensation Committee also sought the recommendation of its compensation consultant, Radford Surveys + Consulting, a business unit of Aon Corporation (“Radford”), based on Radford’s understanding of prevailing current market practices. In light of its benchmarking data and Radford’s recommendation, the Compensation Committee determined that it would be appropriate to request an increase of 2,600,000 shares under ICG’s 2005 Equity Plan, which would result in an overhang of approximately 20% at ICG. Based on the Compensation Committee’s recommendation, the Board adopted, subject to stockholder approval, an amendment to the 2005 Equity Plan to increase the number of shares of Common Stock reserved under the 2005 Equity Plan by 2,600,000 shares.
The material terms of the 2005 Equity Plan are summarized below. A copy of the full text of the 2005 Equity Plan, as it is proposed to be amended, is attached to this proxy statement as Appendix A. The following summary of the 2005 Equity Plan is not intended to be a complete description of the 2005 Equity Plan and is qualified in its entirety by the actual text of the 2005 Equity Plan to which reference is made.

Summary of the 2005 Equity Plan
General. The 2005 Equity Plan was originally adopted by the Board in April 2005 and approved by ICG’s stockholders in June 2005. The Board amended and restated the 2005 Equity Plan on February 28, 2007 to provide that the “fair market value” for grants made after the date of such amendment would be determined by reference to the closing price of ICG’s Common Stock on the date of the relevant grant or, if there are no trades of ICG’s stock on the date of such grant, the next trading day (fair market value was previously determined by reference to the closing price as of the first trading day prior to the relevant grant). This change was prompted by a perceived preference by the SEC for companies to use this methodology of determining the fair market value of their equity grants.
If approved by ICG’s stockholders at the Annual Meeting, the amendment to the 2005 Equity Plan will become effective on June 19, 2009. The 2005 Equity Plan provides for the issuance of equity grants in the following forms, as described more fully below: (1) incentive stock options, (2) nonqualified stock options (incentive stock options and nonqualified stock options collectively are referred to as “options”), (3) SARs, (4) stock units, (5) performance shares, (6) stock awards, (7) dividend equivalents and (8) other stock-based awards.
Assuming that stockholders approve the proposed amendment, the 2005 Equity Plan will authorize up to 7,600,000 shares of ICG Common Stock for issuance, subject to adjustment in certain circumstances as described below. As of February 1, 2009, options to purchase 500 shares of Common Stock, SARs representing 3,870,370 shares of Common Stock, 36,000 deferred stock units and restricted stock awards representing 17,300 shares of Common Stock were outstanding under the 2005 Equity Plan. The outstanding options had a weighted average exercise price of $7.22 per share, and the outstanding SARs had a weighted average base amount of $7.65 per share. As of February 1, 2009, 212,195 shares of Common Stock remained available for issuance under the 2005 Equity Plan.
If and to the extent options and SARs granted under the 2005 Equity Plan terminate or expire or are cancelled, forfeited, exchanged or surrendered without being exercised, or if any stock awards, stock units, performance shares, dividend equivalents or other stock-based awards are forfeited or terminated, or are otherwise not paid in full, the shares of Common Stock subject to such grants will become available for grant again for purposes of the 2005 Equity Plan. In addition, if any shares of Common Stock are surrendered to pay the exercise price of an option or withheld for purposes of satisfying ICG’s minimum tax withholding obligations with respect to a grant, such shares will again become available for grant under the 2005 Equity Plan. If any grants under the 2005 Equity Plan are paid in cash, and not in shares of Common Stock, any shares subject to such grant will also again become available for grant under the 2005 Equity Plan.
The 2005 Equity Plan provides that the maximum aggregate number of shares of Common Stock that may be granted, other than through dividend equivalents, to any individual during any calendar year is 1,000,000 shares, subject to adjustment as described below. Grantees may not accrue dividend equivalents during any calendar year under the 2005 Equity Plan in excess of $1 million.
Administration. The 2005 Equity Plan is administered and interpreted by the Compensation Committee. The Compensation Committee has the authority to (1) determine the individuals to whom grants will be made under the 2005 Equity Plan, (2) determine the type, size and terms of grants under the 2005 Equity Plan, (3) determine the time when grants under the 2005 Equity Plan will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (4) amend the terms of any previously issued grant under the 2005 Equity Plan, subject to the limitations described below, (5) adopt guidelines separate from the 2005 Equity Plan that set forth the specific terms and conditions for grants under the 2005 Equity Plan and (6) deal with any other matters arising under the 2005 Equity Plan. The determinations of the Compensation Committee are made in its sole discretion and are final, binding and conclusive. The Compensation Committee presently consists of Messrs. Berkman, Decker and Downes and Dr. Gerrity, each of whom is a non-management director of ICG and each of whom the Board has determined is “independent,” as such term is defined in the applicable Nasdaq rules. The Board may ratify or approve any grants under the 2005 Equity Plan and also has the authority to administer the 2005 Equity Plan.
Eligibility for Participation. All of the employees, officers, directors and consultants of ICG and its subsidiaries in which ICG has a greater than 50% economic or voting interest (“Subsidiaries”), as well as employees who have accepted employment with ICG or a Subsidiary, are eligible for grants under the 2005 Equity Plan. As of February 1, 2009, approximately 530 employees, 13 non-management directors and two consultants were eligible to receive grants under the 2005 Equity Plan.

Types of Awards. The 2005 Equity Plan provides for the issuance of equity grants in the following forms:
Stock Options
The Compensation Committee may grant (1) options intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (2) so-called “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or (3) any combination of ISOs and NQSOs. Anyone eligible to participate in the 2005 Equity Plan may receive a grant of NQSOs. Only employees of ICG and certain of its Subsidiaries may receive a grant of ISOs.
The Compensation Committee fixes the exercise price per share for options on the date of the relevant grant. The exercise price of any NQSO granted under the 2005 Equity Plan may be equal to, less than or greater than the fair market value of the underlying shares of Common Stock on the date of the relevant grant. The exercise price of any ISO granted under the 2005 Equity Plan will not be less than the fair market value of the underlying shares of Common Stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of outstanding stock of ICG, then the exercise price per share of an ISO granted to such person will not be less than 110% of the fair market value of a share of Common Stock on the date of the relevant grant. To the extent that the aggregate fair market value (determined on the date of the relevant grant) of the shares of Common Stock underlying any grantee’s ISOs that become exercisable for the first time during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.
The Compensation Committee determines the term of each option. However, the term of an option may not extend more than ten years from the date of grant, and, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of ICG, then the term of any of such person’s options may not extend more than five years from the date of grant. The vesting period for options commences on the date of the relevant grant and ends on a date determined by the Compensation Committee and specified in the relevant grant instrument. Options may be exercised while the grantee is employed by or providing service to ICG or a Subsidiary, or within a specified period of time after termination of such employment or service. A grantee may exercise an option by delivering notice of exercise to ICG or its designated agent. The grantee will pay the exercise price and any withholding taxes for the option (1) in cash or by check, (2) with the approval of the Compensation Committee, (a) by delivering shares of Common Stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or (b) through attestation to ownership of such shares, (3) in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise or (4) by such other method as the Compensation Committee may approve, to the extent permitted by applicable law.
SARs
The Compensation Committee may grant SARs to anyone eligible to participate in the 2005 Equity Plan. Upon the exercise of a SAR, the relevant grantee will receive an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the base amount set forth in the grant instrument. Such payment to the grantee will be in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee. The Compensation Committee will determine the period when SARs vest and become exercisable, the base amount for SARs, and whether SARs will be granted in connection with, or independently of, any options. SARs may be exercised while the grantee is employed by or providing service to ICG or a Subsidiary, or within a specified period of time after termination of such employment or service.
Stock Units
The Compensation Committee may grant stock units to anyone eligible to participate in the 2005 Equity Plan. Each stock unit provides the grantee with the right to receive a share of Common Stock or an amount based on the value of a share of Common Stock at a future date. The Compensation Committee determines the number of stock units that will be granted, whether stock units will become payable if specified performance goals or other conditions are met, and the other terms and conditions applicable to the stock units. Stock units may be paid at the end of a specified period or deferred to a date authorized by the Compensation Committee. If a stock unit becomes distributable it will be paid to the grantee in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee.

Performance Shares
The Compensation Committee may grant performance shares to anyone eligible to participate in the 2005 Equity Plan. Each performance share provides the grantee with the right to receive a share of Common Stock or an amount based on the value of a share Common Stock if specified performance goals are met. The Compensation Committee determines the number of performance shares that will be granted, the performance goals, the target amount that will be paid, and the other terms and conditions applicable to the performance shares. Payments with respect to performance shares will be made in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee.
Stock Awards
The Compensation Committee may grant stock awards to anyone eligible to participate in the 2005 Equity Plan. The Compensation Committee may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Compensation Committee will determine whether they will lapse over a period of time or in accordance with such other criteria as determined by the Compensation Committee. The Compensation Committee determines the number of shares of Common Stock subject to the grant of stock awards, as well as the other terms and conditions of the grant. Unless the Compensation Committee determines otherwise, grantees will have the right to vote shares of Common Stock and to receive dividends or other distributions paid on such shares during the restriction period. The Compensation Committee may determine that a grantee’s entitlement to dividends or other distributions with respect to stock awards will be subject to the achievement of performance goals or other conditions.
Dividend Equivalents
The Compensation Committee may grant dividend equivalents to anyone eligible to participate in the 2005 Equity Plan. Dividend equivalents may be granted in connection with any grants under the 2005 Equity Plan and are payable in cash, shares of Common Stock or other property and may be paid currently or accrued as contingent obligations. The terms and conditions of dividend equivalents are determined by the Compensation Committee.
Other Stock-Based Awards
The Compensation Committee may grant other types of stock-based awards that would not otherwise constitute options, SARs, stock units, performance shares, stock awards and dividend equivalents. The Compensation Committee may grant other stock-based awards to anyone eligible to participate in the 2005 Equity Plan. These grants will be cash-based or based on or measured by shares of Common Stock and will be payable in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock. The terms and conditions of these grants will be determined by the Compensation Committee.
Qualified-Performance Compensation. The 2005 Equity Plan permits the Compensation Committee to impose and specify objective performance goals that must be met with respect to grants of stock units, performance shares, stock awards, dividend equivalents and other stock-based awards to employees. The Compensation Committee will determine the performance periods for the relevant performance goals. Forfeiture of all or part of any grant conditioned on performance goals will occur if the relevant performance goals are not met, as determined by the Compensation Committee. Prior to, or soon after the beginning of, the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance periods and the amounts to be paid if the performance goals are met, as well as any other conditions.
Performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following measures: Common Stock price, earnings per share of Common Stock, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, share volume, sales, market share, change in net asset value, EBIT, EBITDA, cash flow, backlog or deferred revenue, strategic business criteria, meeting specified revenue targets, market penetration, geographic business expansion, cost targets or goals relating to acquisitions or divestitures. The foregoing measures may be based on the employee’s business unit or the performance of ICG, one or more ICG partner companies, or a combination thereof.

Deferrals. The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the grantee in connection with a grant under the 2005 Equity Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.
Adjustment Provisions. If there is any change in the number or kind of shares of Common Stock by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, by reason of a merger, reorganization or consolidation, by reason of a recapitalization or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding shares of Common Stock as a class without ICG’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spin-off or ICG’s payment of an extraordinary dividend or distribution, the number of shares of Common Stock available for grants, the limit on the number of shares of Common Stock that any individual may receive pursuant to grants in any year, the number of shares covered by outstanding grants, the kind of shares to be issued or transferred under the 2005 Equity Plan, and the price per share or the applicable market value of such grants will be appropriately adjusted to reflect any increase or decrease in the number or kind of issued shares of Common Stock in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants.
Change of Control. If a change of control occurs whereby ICG is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Compensation Committee determines otherwise, all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options and rights from, such surviving corporation (or a parent or subsidiary of such surviving corporation), and other grants that remain outstanding will be converted to similar grants of such surviving corporation (or a parent or subsidiary of such surviving corporation).
In the event of a change of control, the Compensation Committee may, with respect to outstanding grants: (1) provide that all or any portion of options and SARs will automatically accelerate and become fully exercisable, (2) provide that all or any portion of the restrictions and conditions on all stock awards will immediately lapse, (3) provide that grantees holding performance shares will receive payment, in whole or in part, in settlement of such performance shares based on each such grantee’s respective target payment for the performance period and portion of the performance period that precedes the change of control, (4) determine that stock units will become payable, in whole or in part, in cash or shares of Common Stock in an amount not less than their target amount, (5) provide that dividend equivalents and other stock-based awards will become fully payable, in whole or in part, in cash or shares of Common Stock, (6) require that grantees surrender their options and SARs in exchange for payment by ICG, in cash or shares of Common Stock (as determined by the Compensation Committee), in an amount equal to the amount by which the then-fair market value of the shares of Common Stock underlying the grantee’s unexercised options and SARs exceeds the respective exercise prices of the options or the respective base amounts of the SARs, as applicable, (7) after giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as it determines appropriate or (8) declare that grantees holding stock units, performance shares, dividend equivalents or other stock-based awards will receive payment in settlement of such awards in such amount and form as it may determine.
Foreign Grantees. If any individual who receives a grant under the 2005 Equity Plan is subject to taxation in countries other than the United States, the Compensation Committee may make grants to such individuals on such terms and conditions as the Compensation Committee determines appropriate to comply with the laws of the applicable countries.
Repricing of Options. The 2005 Equity Plan includes a restriction providing that, without the prior approval of ICG’s stockholders, no grant may be repriced, replaced, regranted through cancellation or modified, if the effect would be to reduce the exercise price for the shares underlying such grant. However, this restriction does not apply to any adjustments to an outstanding grant that are done in accordance with the adjustment provisions of the 2005 Equity Plan. In addition, the 2005 Equity Plan precludes the Compensation Committee from cancelling an outstanding grant that is underwater for the purpose of making a replacement grant of a different type.

Amendment and Termination of the 2005 Equity Plan. The Board may amend or terminate the 2005 Equity Plan at any time, subject to any stockholder approval(s) required under any applicable laws or stock exchange requirements. No grants may be issued under the 2005 Equity Plan after June 10, 2015.
2005 Equity Plan Benefits
The amount and timing of awards granted under the 2005 Equity Plan are determined in the sole discretion of the Compensation Committee and therefore cannot be determined in advance. The future awards that would be received under the 2005 Equity Plan by executive officers and other individuals are discretionary and are therefore not determinable at this time.
Federal Income Tax Consequences
The Federal income tax consequences arising with respect to awards granted under the 2005 Equity Plan will depend on the type of the relevant award. The following provides only a general description of the application of federal income tax laws to certain awards under the 2005 Equity Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2005 Equity Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.
From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of actual shares of Common Stock. Future appreciation on shares of Common Stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of Common Stock are sold. ICG, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and ICG will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.
Exceptions to these general rules may arise under the following circumstances: (1) if shares of Common Stock, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment, service or performance-related condition, ordinary income taxation and ICG’s tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture), (2) if an employee is granted an option that qualifies as an ISO, no ordinary income will be recognized, and ICG will not be entitled to any tax deduction, if shares of Common Stock acquired upon exercise of such option are held longer than the greater of (a) one year from the date of exercise and (b) two years from the date of grant, (3) ICG will not be entitled to a tax deduction for compensation attributable to awards granted to one of its named executive officers, if and to the extent (a) such compensation does not qualify as “performance-based” compensation under Section 162(m) of the Code and (b) such compensation, along with any other non-performance-based compensation paid in the same calendar year, exceeds $1,000,000 and (4) an award may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time it becomes vested, plus interest, even if that is prior to the delivery of the cash or Common Stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Code (“Section 409A”) and the requirements of Section 409A are not satisfied.
Section 162(m) of the Code generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer or certain of its other executive officers in excess of $1,000,000 in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1,000,000 deductibility cap, and therefore remains fully deductible by the corporation that pays it. ICG intends that options and SARs granted at the fair market value of the Common Stock on the date of grant will qualify as performance-based compensation. Stock units, performance shares, stock awards, dividend equivalents and other stock-based awards granted under the 2005 Equity Plan will qualify as “performance-based compensation” only when the Compensation Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.

The 2005 Equity Plan provides that ICG has the right to require the grantee of any award under the 2005 Equity Plan to pay to ICG an amount necessary for ICG to satisfy its federal, state or local tax withholding obligations with respect to such grant. ICG may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. The Compensation Committee may permit a grantee to satisfy ICG’s withholding obligations by having shares acquired pursuant to the grant withheld, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities. The 2005 Equity Plan also provides that the Compensation Committee may permit a grantee to satisfy ICG’s withholding obligation that exceeds the minimum applicable withholding tax rate by transferring to ICG previously acquired shares of Common Stock.
Required Vote
The Board has directed that the proposal to approve the amendment to the 2005 Equity Plan be submitted to the Company’s stockholders for their approval at the Annual Meeting. The proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy that are entitled to be voted at the Annual Meeting.
Recommendation
The Board believes that the approval of the proposed amendment to the 2005 Equity Plan is critical to ICG’s sustained success, as ICG’s personnel is one of its most valuable assets. The equity awards that are provided under the 2005 Equity Plan are vital to ICG’s ability to attract and retain exceptional, highly-skilled individuals. Such awards are also crucial to ICG’s ability to motivate employees to achieve the company’s goals. For these reasons, ICG’s stockholders are being asked to approve the proposed amendment to the 2005 Equity Plan.
The Board of Directors recommends that ICG’s stockholders vote FOR approval of an amendment to increase the number of shares issuable under the 2005 Equity Plan by 2,600,000 shares.

AUDIT COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that ICG specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
The Audit Committee oversees ICG’s financial reporting process on behalf of the Board. Management of ICG is responsible for ICG’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. ICG’s independent registered public accountant is responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as an opinion on the effective operation of ICG’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.
The Audit Committee selects the independent registered public accountant to be retained to audit ICG’s consolidated financial statements and the effectiveness of ICG’s internal control over financial reporting, and, once retained, the independent registered public accountant reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent registered public accountant with respect to financial statements, financial records and financial controls of ICG and makes recommendations to the Board as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accountant. The Audit Committee is composed of at least three directors who are “independent,” as that term is defined by applicable Nasdaq and SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee’s charter is posted on ICG’s website at http://www.internetcapital.com/investorinfo-corpgov.htm.
The Audit Committee met with management periodically during fiscal year 2008 to consider the adequacy of ICG’s internal controls and discussed these matters with ICG’s independent registered public accountant, KPMG LLP. The Audit Committee also discussed with senior management ICG’s disclosure controls and procedures and the certifications by ICG’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002, as amended, for certain of ICG’s filings with the SEC.
In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the 2008 Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting with ICG’s management.
The Audit Committee reviewed with the independent registered public accountant, who is responsible for expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of ICG’s accounting principles, as well as an opinion on the effective operation of ICG’s internal control over financial reporting. The Audit Committee discussed with ICG’s independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61 and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. The Audit Committee received the written disclosures and a letter from ICG’s independent registered public accountant with respect to ICG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accountant the compatibility of non-audit services with the independent registered public accountant’s independence.

The Audit Committee discussed with ICG’s independent registered public accountant the overall scope and plans for its 2008 audit. The Audit Committee met with the independent registered public accountant, with and without ICG’s management present, to discuss the results of its audit, its evaluation of ICG’s internal controls and the overall quality of ICG’s financial reporting. The Audit Committee also met separately with ICG’s General Counsel.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report for the fiscal year ended December 31, 2008 that was filed with the SEC.
The Audit Committee has selected the firm of KPMG LLP as independent registered public accountant to audit and report upon ICG’s financial statements and internal control over financial reporting for 2009. In making this selection, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services is compatible with maintaining its independence.
AUDIT COMMITTEE
David K. Downes, Chairman
Thomas A. Decker
Michael J. Hagan
Philip J. Ringo
COMPENSATION COMMITTEE REPORT
The Compensation Committee of ICG has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE
David J. Berkman, Chairman
Thomas A. Decker
David K. Downes
Thomas P. Gerrity

COMPENSATION DISCUSSION AND ANALYSIS
ICG’s Compensation Objectives and Philosophy
ICG believes that its management team is one of its most valuable assets and that maintaining a strong pool of executive talent is critical to ICG’s sustained success. ICG’s employee compensation program is designed to attract, retain and motivate exceptional executives. The Compensation Committee structures ICG’s compensation program to align the interests of ICG’s executives with its stockholders by tying compensation to the creation of long-term stockholder value and the attainment of appropriate short-term and long-term growth and strategy objectives. ICG seeks to reward executives for their contributions to ICG’s achievements and encourages executives to operate ICG from a stockholder viewpoint.
To help it achieve these objectives, ICG pays its executive officers a mix of cash, equity compensation and other long-term incentive-based compensation, which consists primarily of:
•	annual salaries;

•	annual bonuses based upon the achievement of specific business goals;

•	equity-based compensation; and

•	long-term compensation through a carried interest program.
In addition to these primary components, ICG uses employment agreements and other compensation arrangements with its executive officers. These arrangements are described in the sections that follow and elsewhere in this proxy statement. In establishing executive compensation consistent with its “pay for performance” philosophy, the Compensation Committee believes it is important to place a substantial percentage of executive officers’ total compensation at risk, with significant upside potential for strong performance, as well as downside exposure for underperformance. ICG seeks to do so through annual performance-based bonuses, equity-based compensation and its carried interest program.
Effect of Recent Economic Conditions on ICG’s Executive Compensation
In light of the challenging global economic environment that has impacted the businesses of ICG and its subsidiary partner companies, the Compensation Committee has not increased the base salaries of ICG’s executive officers for 2008 or 2009, and each of ICG’s executive officers voluntarily agreed to a one-time, 30% reduction in his target bonus under ICG’s 2009 performance plan. In addition, the Compensation Committee did not lower or otherwise adjust the pre-established financial performance targets under ICG’s 2008 performance plan in response to the current economic environment. As a result of lower performance relative to these targets, the amounts paid to ICG’s executive officers under the 2008 performance plan were between 35% and 39% less than the amounts paid to such individuals under the 2007 performance plan, and the amounts of total cash compensation paid to ICG’s executive officers in 2008 were between 14% and 23% less than the amounts paid to such individuals in 2007.
In an effort to preserve cash during this ongoing period of economic uncertainty, the Compensation Committee is considering paying all or a portion of the bonuses payable under ICG’s 2009 performance plan, if any, in ICG Common Stock. Traditionally, bonuses under ICG’s annual performance plan generally have been paid in cash.
The Role of the Compensation Committee
The Board has delegated to the Compensation Committee primary responsibility for establishing, overseeing and directing ICG’s executive compensation program and policies, as well as administering ICG’s equity compensation plans. The Compensation Committee consists of four non-employee directors, each of whom satisfies Nasdaq’s independence standards. The Compensation Committee operates under a charter, which sets forth the responsibilities of the Compensation Committee. The charter is available on ICG’s website at http://www.internetcapital.com/investorinfo-corpgov.htm.

The Compensation Committee meets as often as necessary and, in any event, at least two times per year to complete its assigned responsibilities. In 2008, the Compensation Committee met four times. The Compensation Committee periodically reviews and approves ICG’s ongoing compensation strategy. In the beginning of each fiscal year, the Compensation Committee establishes corporate goals and objectives relevant to incentive-based executive compensation for the upcoming year. After the completion of each fiscal year, the Compensation Committee evaluates corporate performance in light of the year’s corporate goals and objectives and determines the extent to which these goals and objectives have been met in connection with annual performance-based bonuses. In addition, the Compensation Committee reviews the total compensation package for each of ICG’s executive officers on an annual basis. Tally sheets, which set forth an executive’s historical compensation and benefit information, outstanding equity awards and potential severance payments, are used in connection with this review so that the Compensation Committee can evaluate each executive officer’s compensation as a whole, as opposed to assessing each component of compensation individually. If the Compensation Committee determines that a change in the compensation of an executive officer is warranted, it approves, or recommends that the Board approve, that change in compensation.
The Role of the Compensation Consultant
Under its charter, the Compensation Committee is authorized to engage independent advisors, including compensation consultants, to receive advice on matters related to executive compensation. The Compensation Committee is also authorized to approve the fees and other terms of any such engagement and to terminate any such engagement in accordance with its terms. The Compensation Committee engages compensation consultants in connection with its review of trends in management compensation and models of new compensation programs. These compensation consultants:
•	report directly to the Compensation Committee;
•	periodically participate in the meetings of the Compensation Committee;
•	provide evaluations of the compensation offered by ICG’s peers; and
•	make recommendations to the Compensation Committee regarding executive officer compensation.
The Compensation Committee has, from time to time over the past several years, engaged Radford to provide compensation consulting services. The Compensation Committee’s engagement of Radford has been motivated generally by the Compensation Committee’s desire to maintain an appropriately competitive executive compensation program. From time to time, Radford advises ICG’s management in connection with the structure and development of compensation programs to be proposed to the Compensation Committee and provides ICG’s management with benchmarking data in connection with the compensation of executives at ICG’s subsidiary partner companies. Radford does not provide any other services for ICG and does not provide any services for any of ICG’s executive officers or directors.
In connection with the Compensation Committee’s comprehensive review of executive and director compensation in late 2006 and early 2007, the Compensation Committee instructed Radford to analyze ICG’s executive and director compensation programs in light of marketplace and peer comparisons. Radford conducted an analysis and made recommendations with respect to executive officer cash compensation and provided additional information and analysis relating to the equity grants of ICG’s peer groups.
In 2007, the Compensation Committee examined the long-term compensation component of ICG’s compensation program and explored granting additional long-term compensation awards to management in the form of carried interest. In connection with this undertaking, the Compensation Committee requested that Radford separately review the prevailing market practices in the design and structure of carried interest programs among private equity and venture capital firms with which ICG competes for talent. Radford provided the Compensation Committee with information and analysis regarding these private equity and venture capital carried interest programs.
In late 2008 and early 2009, Radford advised the Compensation Committee with respect to the proposed amendment to the 2005 Equity Plan, the establishment of ICG’s 2009 performance plan and the bonus determination made with respect to ICG’s 2008 performance plan.

The Role of Management and Other Employees
ICG’s Chief Executive Officer meets with the Compensation Committee and is responsible for evaluating the performance of ICG’s other executive officers and making recommendations to the Compensation Committee with respect to the kinds and amounts of compensation paid to such individuals. These recommendations are based in part on information provided by the compensation consultant and tally sheets for each executive officer, which set forth the executive officer’s historical compensation and benefit information, outstanding equity awards and potential severance payments. Senior management is responsible for evaluating and setting compensation with respect to ICG’s other employees. Management also recommends annual bonus goals to the Compensation Committee based on ICG’s strategic initiatives and partner company financial plans.
ICG’s employees, particularly the members of its human resources and legal departments, support the Compensation Committee in its work. They do so by providing the committee with reports, tally sheets and other compensation data and analyses, answering the committee’s inquiries regarding compensation and preparing and revising documentation relating to ICG’s compensation plans, agreements and other arrangements.
Peer Analysis
One tool used by the Compensation Committee in determining executive compensation is peer benchmarking. The Compensation Committee has recognized the increasing importance of analyzing executive compensation packages at firms with which ICG competes for talent so that ICG can provide competitive compensation packages to attract and retain key executives. Peer companies are selected by the Compensation Committee with input from management and the compensation consultant. Given ICG’s unique structure as a holding company with interests in many partner companies, identification of peers that are publicly traded is challenging. Accordingly, the Compensation Committee has increased its focus on the compensation packages offered by private equity and venture capital firms (1) of the type with which ICG competes for talent and (2) with an amount of assets under management comparable to those held by ICG. In evaluating these compensation packages, the Compensation Committee relies on published market surveys and related analyses supplied by the compensation consultant, as well as the personal knowledge of certain Board members who have experience with private equity and venture capital firms.
Due to its increased focus on ICG’s ability to attract and retain executives, the Compensation Committee performed peer benchmarking analysis in late 2006 and early 2007. In connection with this review, the Compensation Committee analyzed compensation data provided by Radford with respect to two separate peer groups:
•	a group of seven publicly traded companies, each structured like ICG as a holding company; and
•	a group of privately held companies of the type competing with ICG for talent.
The Compensation Committee considered the following public companies to be ICG peers due to the similarities between their respective holding company structures and ICG’s structure: Allied Capital Corporation, American Capital, Ltd., Capital Southwest Corporation, CMGI Inc., Harris & Harris Group, Inc., Safeguard and Rand Capital Corporation. Radford reviewed executive compensation data extracted from the SEC filings of these public companies and prepared a detailed analysis of this data for the Compensation Committee. In addition, the Compensation Committee looked at the executive compensation data of private companies focused on private equity and venture capital, since ICG typically competes with these types of companies for executive talent. Radford obtained compensation data with respect to these private companies from the following sources and prepared a detailed analysis of this data for the Compensation Committee:
•	the McLagan Partners 2006 Private Equity/Venture Capital Survey of mid-size companies with assets under management of under $1 billion; and
•	the 2006 Private Equity Analyst-Holt Compensation Study of mid-size private equity firms with assets under management of between $300 million and $1 billion.
Radford recommended that, in order to keep ICG’s executive compensation competitive with the marketplace, ICG should offer its executive officers base salaries and total cash compensation between the 50th and 75th percentiles of ICG’s peer comparison groups described above. Consistent with this recommendation, the Compensation Committee generally targets base salaries between the 50th and 75th percentiles of ICG’s peer comparison groups, subject to a number of other factors, as set forth in “Elements of ICG’s Compensation Program-Base Salaries” below.

Historically, in evaluating peer benchmarking data, the Compensation Committee acknowledged the difficulties inherent in comparing ICG with private equity and venture capital firms, as those firms typically deliver all or most of their long-term compensation in the form of carried interest, while ICG’s long-term incentive-based compensation consisted of stock options, restricted stock and SARs, instruments that are less tax efficient for their recipients than carried interest. Following its decision to explore ICG’s adoption of a carried interest program, the Compensation Committee requested that Radford review the prevailing market practices in the design and structure of carried interest programs among private equity and venture capital firms with which ICG competes for talent. In doing so, Radford obtained information regarding carried interest programs from the following sources and prepared a detailed analysis for the Compensation Committee:
•	the McLagan Partners February 2007 Private Equity Pay Practices study;
•	the 2006 Private Equity Analyst-Holt Compensation Study of mid-size private equity firms with assets under management of between $300 million and $1 billion; and
•	public filings of The Blackstone Group L.P. (“Blackstone”) and Fortress International Group, Inc. (“Fortress”).
In its analysis, Radford focused on the key characteristics of carried interest programs, such as carry percentage, preferred return percentage, vesting schedules and timing of distributions. Radford provided the Compensation Committee with ranges relating to the prevailing market practices regarding each of those characteristics. The carried interest plan ultimately adopted by the Compensation Committee was generally in line with, and, in some cases, less generous to ICG’s executive officers than, the market practices at private equity and venture funds described in Radford’s analysis. A more complete comparison between the features of ICG’s carried interest program and the benchmarks contained in Radford’s analysis is set forth in “Elements of ICG’s Compensation Program-Carried Interest Plan” below.
Elements of ICG’s Compensation Program
In order to attract, retain and motivate exceptional executive officers and to align the interests of its executive officers with ICG’s stockholders, ICG pays its executive officers a mix of cash, equity compensation and other long-term incentive-based compensation, which consists primarily of:
•	annual salaries;
•	annual bonuses based upon the achievement of specific business goals;
•	equity-based compensation; and
•	long-term compensation through a carried interest program.
ICG has employment agreements and other compensation arrangements in place with its executive officers; those arrangements are described in the sections that follow and elsewhere in this proxy statement.
Base Salaries
The Compensation Committee aims to provide competitive base salaries for its executive officers. Consistent with Radford’s recommendations, base salaries are generally targeted at a level between the 50th and 75th percentiles of ICG’s peer comparison group. However, peer comparisons are only one factor taken into account by the Compensation Committee in establishing the base salaries of executive officers. The committee also takes into consideration an executive’s skill set, experience and responsibilities within ICG, as well as internal pay equity among ICG executives, in setting base salaries.
The Compensation Committee reviews the base salaries of all executive officers on an annual basis but does not typically adjust salaries annually. In late 2006, Radford studied the compensation being paid to chief executives and other executive officers of the members of ICG’s peer comparison groups identified above. As a result of its study, which took into account tenure and experience, Radford determined that ICG’s target total compensation for executive officers was trailing an increasingly competitive marketplace. Accordingly, Radford recommended changes to the cash compensation of ICG’s executive officers.

In addition, Radford performed a separate analysis relating to other terms and conditions, including change of control and severance arrangements, contained in the employment agreements of chief executive officers. Radford used the following data sources in performing its analysis of such terms and conditions:
•	the SEC filings of the seven publicly traded peer companies identified by Radford and the Compensation Committee for their peer group analysis regarding executive compensation generally;
•	a Radford proprietary database of approximately 50 high technology companies; and
•	a November 2005 Frederick W. Cook and Company study of the top 50 New York Stock Exchange and Nasdaq companies (used for analysis of change of control provisions only).
Based upon its review, Radford recommended that certain terms of Mr. Buckley’s employment agreement, which was set to expire at the end of 2006, be amended to take into account changes at ICG and in the competitive marketplace since the existing agreement was structured.
In light of Radford’s peer group analysis relating to the total target compensation and other employment terms of chief executives, ICG negotiated and entered into a new employment agreement with Mr. Buckley, which became effective as of January 1, 2007. The agreement, which was approved by the full Board after recommendation by the Compensation Committee, resulted in an increase in Mr. Buckley’s base salary and a reduction in his severance and change of control benefits to make those terms more consistent with the market terms reflected in Radford’s peer group data. A more complete description of the terms of Mr. Buckley’s employment agreement is contained in “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” below.
In early 2007, in light of the increased role of Douglas A. Alexander at ICG, as well as Radford’s peer group analysis relating to executive cash compensation, ICG negotiated and entered into a new employment agreement with Mr. Alexander. The agreement, which was approved by the Compensation Committee, resulted in an increase in Mr. Alexander’s base salary and his severance and change of control benefits to make those terms substantially similar to those reflected in Mr. Buckley’s employment agreement. A more complete description of the terms of Mr. Alexander’s employment agreement is contained in “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” below.
In February 2007, in light of Radford’s peer group analysis, ICG entered into a new employment agreement with R. Kirk Morgan to replace his previous employment agreement. The new agreement resulted in an increase in Mr. Morgan’s base salary, target bonus and severance benefits to make those terms more consistent with the market terms reflected in Radford’s peer group data. The terms of Mr. Morgan’s employment agreement, which was approved by the Compensation Committee, are described in greater detail in “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” below.
In December 2008, a number of technical amendments were made to Mr. Buckley’s and Mr. Alexander’s employment agreements in order to comply with the final regulations under Section 409A, and Mr. Morgan’s employment agreement, which was set to expire at the end of 2008, was extended on its existing terms through December 31, 2011. In January 2009, Mr. Alexander was promoted to the position of President of ICG. The base salaries of ICG’s executive officers have not increased as a result of these amendments, Mr. Alexander’s promotion or otherwise since the 2007 increases described above.
Bonuses
At the beginning of each year, the Compensation Committee establishes a performance plan to motivate ICG’s employees to achieve specified corporate goals. After a recommendation from the Compensation Committee, the performance plan is approved by the full Board. Typically, approximately 80% of the bonus is tied to ICG’s and its partner companies’ achievement of specified financial metrics, and approximately 20% of the bonus is tied to ICG’s achievement of specified qualitative goals. The performance plan sets forth short-term goals designed to focus ICG’s management on achievements that the Compensation Committee believes will ultimately increase stockholder value and to reward employees for performance. Traditionally, bonuses under ICG’s annual performance plan generally have been paid in cash. However, in light of current economic conditions, the Compensation Committee is considering paying all or a portion of the bonuses payable under ICG’s 2009 performance plan in Common Stock in order to preserve cash.

Most of the quantitative targets are designed to incentivize ICG’s management to increase revenues and improve earnings before interest, taxes, depreciation and amortization (“EBITDA”) performance at ICG’s partner companies and to increase ICG’s net asset value. The goals are generally tied to partner company financial plans that ICG’s management and the Compensation Committee view as fairly aggressive, such that achievement of the bonus is not intended to be a foregone conclusion. The Compensation Committee usually establishes a performance band with a minimum and maximum performance level for each partner company with respect to revenue and EBITDA. If the partner company achieves revenue and/or EBITDA metrics within this performance band, a portion of the target bonus will be paid based on the level of revenue and/or EBITDA achieved.
Each of ICG’s core partner companies is a private company that does not regularly disclose its financial goals to the public. We believe that each of these companies and, as a result, ICG could be competitively harmed if such information were made public. Accordingly, ICG does not publicly disclose, in connection with ICG’s performance plan or otherwise, the specific financial goals of its individual partner companies.
The qualitative elements of the performance plan focus on ICG’s achievement of certain strategic objectives that are identified at the beginning of the measurement period, as well as the ability of ICG’s executive officers to manage unforeseen circumstances.
The structure of the quantitative goals of the performance plan, which comprise 80% of the total bonus, limits the Compensation Committee’s use of discretion in determining achievement of such goals other than with respect to changed circumstances, such as the sale of a partner company during the measurement period, the valuation of an asset by an independent party or a strategic decision regarding the use of capital resulting from unforeseen circumstances. However, because determinations regarding the achievement of qualitative goals, which account for 20% of the total bonus, are somewhat subjective by their nature, a greater opportunity exists for the use of discretion by the Compensation Committee with respect to these goals.
A target bonus is established each year for each ICG executive officer. This target bonus is tied to a percentage of the executive officer’s base salary. Consistent with Radford’s recommendation, target bonuses are generally set at a level between the 50th and 75th percentiles of ICG’s peer comparison group. Accordingly, in 2008, the target bonuses for ICG’s executive officers ranged from 70% to 150% of base salary. Actual bonus awards can range from 0% to 200% of an individual’s target award. Bonus awards for ICG’s executive officers under ICG’s annual performance plan are tied primarily to ICG’s achievement of the bonus goals. Individual performance and achievement of individual goals may also factor into bonuses awarded under the performance plan. A meaningful portion of the target cash compensation of ICG’s executive officers is tied to the performance plan. The Compensation Committee believes that this structure is appropriate because it aligns the interests of management and stockholders by rewarding executives for strong annual company performance.
In February 2008, the Compensation Committee and the full Board approved ICG’s 2008 performance plan. Forty percent of the potential bonus award was tied to the realization of specified revenue goals (representing 30% of the award) and EBITDA goals (representing 10% of the award) for ICG’s core partner companies, as well as Creditex Group, Inc. and GoIndustry plc (collectively, the “Key Companies”), 20% of the potential bonus award was linked to the achievement of a specified increase in the aggregate value of the Key Companies, and 20% of the potential bonus award related to ICG’s deployment of capital and strategic monetization of assets. Twenty percent of the bonus was tied to ICG’s execution of the following qualitative goals:
•	improvement in communicating the value of ICG’s underlying assets;

•	building the ICG brand;

•	expansion of the ICG platform;

•	performance and competency of partner company executives;

•	reaction to unforeseen market and business conditions; and

•	overall execution of strategic initiatives.

In January 2009, the Compensation Committee evaluated ICG’s 2008 performance to determine the extent to which ICG achieved its 2008 goals. The committee declared a bonus for 2008 performance based on 52.5% achievement of ICG’s goals. This was comprised of an award of 32.5% out of a possible 80% with respect to ICG’s quantitative goals and 20% out of a possible 20% with respect to ICG’s qualitative goals. Based on their strong individual performances in 2008, particularly in connection with the sale of Creditex Group, Inc. to IntercontinentalExchange, Inc., which generated net cash proceeds in excess of $60 million for ICG, Mr. Buckley and Mr. Alexander were awarded additional bonuses of $20,000 under the performance plan. Actual amounts paid to each of ICG’s named executive officers under the 2008 performance plan are set forth in the “Summary Compensation Table” below.
Occasionally, ICG will award special bonuses outside of ICG’s annual performance plan. Such bonuses are intended to reward employees for exceptional individual performance. In 2006, the Compensation Committee awarded a special bonus in the amount of $350,000 to Mr. Alexander. This bonus is described in a footnote to the “Summary Compensation Table” below.
Equity Grants
The Compensation Committee believes that ICG’s executive officers should focus on building long-term value for ICG’s stockholders and should operate ICG from the perspective of those stockholders. The Compensation Committee seeks to place a substantial percentage of executive officers’ total compensation at risk, with significant upside potential for strong performance, as well as downside exposure for underperformance. Thus, under ICG’s compensation program, a significant portion of each executive officer’s compensation has historically consisted of equity awards that are directly linked to the price of ICG’s Common Stock. The Compensation Committee further believes that the alignment of the interests of ICG’s management and its stockholders should be a long-term proposition. Accordingly, the Compensation Committee seeks to have a meaningful portion of ICG’s outstanding equity grants continually held by ICG’s executive officers. This goal is accomplished in part through ICG’s stock ownership guidelines, which are described more fully below.
The Compensation Committee plans to continue to use equity grants in conjunction with its carried interest program as a tool to retain and motivate executive officers. When making any such grants, the Compensation Committee will consider, among other things, the amount of outstanding unvested carried interest and equity awards, which provide incentives for executive officers to continue their employment with ICG, held by each executive officer.
ICG’s equity grants have taken the form of restricted stock, stock options and SARs. When determining the kind and amount of equity awards to grant, the Compensation Committee has considered the accounting and tax implications of such awards, as well as the dilutive impact that such awards will have on ICG’s stockholders. Over time, ICG shifted from awards of stock options to awards of restricted stock and SARs. The reason for this shift is that ICG has found that, through the granting of restricted stock and SARs, it is able to provide employees with the same or a similar level of economic benefits and incentives as are provided by options, with less dilution to ICG’s stockholders.
Equity awards to executive officers have historically been determined by the Compensation Committee following input from the independent compensation consultant and ICG’s management. The Compensation Committee has sought a level of equity award that would provide a long-term incentive that is competitive with the awards granted by ICG’s peers, that would preserve ICG’s internal equity standards and that would serve as a retention tool. Equity awards generally vest over a three-year to four-year period. However, in some instances, vesting accelerates upon the achievement of certain company performance objectives.
Equity awards generally have been made to employees at the first Compensation Committee or Board meeting occurring after the employee’s employment has commenced. Thereafter, awards have been made periodically in an effort to retain and motivate employees, as well as to ensure continuing alignment of executive and stockholder interests.

ICG last made equity grants to its executive officers in July 2005. These awards vest over a four-year period from the grant date. Because the July 2005 equity grants were substantial, ICG has not made any equity grants to its executive officers since then. In light of the fact that (1) only 212,570 shares of Common Stock remained available for issuance under ICG’s equity incentive program as of February 1, 2009, (2) all equity grants held by ICG’s executive officers would be fully vested by July 2009, (3) most of the stock options and SARs held by ICG’s executive officers are significantly out of the money as of the date of the filing of this proxy statement and (4) the Compensation Committee is considering paying all or a portion of the bonuses payable under ICG’s 2009 performance plan in Common Stock (traditionally, those bonuses were generally paid in cash), the Compensation Committee determined that it would be critical to increase the number of shares of Common Stock available for issuance under ICG’s 2005 Equity Plan in 2009. The Compensation Committee recommended and the Board adopted, subject to stockholder approval, a 2,600,000-share increase under the 2005 Equity Plan.
In making a determination regarding the appropriate size of the proposed increase, the Compensation Committee reviewed information contained in the SEC filings of the group of five public companies described above. Four of these five companies had an overhang in the 20% range. The Compensation Committee also sought the recommendation of Radford, based on its understanding of prevailing current market practices. In light of its benchmarking data and Radford’s recommendation, the Compensation Committee determined that it would be appropriate to request an increase of 2,600,000 shares under ICG’s 2005 Equity Plan, which would result in an overhang of approximately 20% at ICG.
Carried Interest Plan
In 2007, the Compensation Committee increased its focus on ICG’s ability to retain executives in light of superior financial incentives being offered by private equity and venture capital firms, including long-term compensation provided through carried interest programs. The Compensation Committee also became concerned because the bulk of management’s current unvested equity holdings would be vested by the end of 2008 and would therefore no longer provide sufficient retentive value. Accordingly, the Compensation Committee decided to revisit ICG’s long-term compensation program and explore granting additional long-term compensation awards to management through a carried interest program beginning in 2008. The Compensation Committee’s decision to consider the new awards was based on the committee’s objectives to retain and motivate ICG’s management team and to enhance ICG’s ability to recruit new talent.
The Compensation Committee engaged Radford to provide information and analysis relating to the compensation of ICG’s peers, which included the group of seven publicly traded holding companies discussed above and a group of private equity and venture capital firms of the type with which ICG competes for talent. Radford advised the Compensation Committee that private equity and venture capital firms typically provide long-term compensation in the form of carried interest programs. Carried interest is a percentage of profits, typically equaling 20%, that the management of a fund receives out of the total profits made on investments by the fund. Because payment is tied to the disposition of a portfolio company, which typically occurs many years after an initial investment is made, and because grants of carried interests generally vest over several years, carried interest is designed to act as a long-term incentive and retention tool. Moreover, under existing tax laws, carried interest is taxed at a capital gains rate that is much lower than ordinary income rates. Radford advised the Compensation Committee that ICG’s use of traditional equity grants, such as restricted stock, stock options and SARs, to deliver value similar to that delivered by the carried interest programs would result in substantial stockholder dilution.
Taking into account Radford’s report and analysis, in mid-2007, the Compensation Committee began to develop a carried interest program. The Compensation Committee focused on aligning the respective interests of management and stockholders in a way that minimized stockholder dilution. The committee concluded that a carried interest plan would provide an appropriate incentive to management to enhance performance at ICG’s partner companies, which would be expected to generate a corresponding increase in ICG’s stock price, with less dilution than equity grants alone. Under a carried interest plan, management would be directly rewarded for successful monetizations of partner companies and taxed at a favorable capital gains rate. This would benefit ICG’s stockholders, since management would receive a payment in respect of a carried interest only to the extent that ICG realized a gain from disposition of a new partner company or received income, as a dividend or otherwise, in respect of a new partner company. The Compensation Committee also concluded that a carried interest program would be attractive to existing and future employees because it would provide an opportunity to directly participate in the economic success of ICG’s partner companies in a way that is similar to the participation opportunities at private equity and venture capital firms. This would allow ICG to compete more effectively with private equity and venture capital firms for talent.

At the Compensation Committee’s request, Radford reviewed prevailing market practices and parameters in the design and structure of carried interest programs. Radford focused on the following key characteristics of carried interest programs:
•	the carry percentage, which means the proportion of profits available for distribution to employees after investors have received a return of their investment;
•	the preferred return, which means the minimum return on investment that must be achieved by the firm’s investors before carried interest begins to accrue;
•	the vesting schedules; and
•	the timing of distributions.
In connection with this review, Radford collected data from the following sources: a February 2007 McLagan Partners Private Equity Pay Practices study, a 2006 Private Equity Analyst-Holt Compensation Study, public filings of Blackstone and Fortress and a study published by the University of Pennsylvania’s Wharton School of Business.
Radford presented ICG with a summary of market practices in the design and operation of carried interest programs. Radford advised the Compensation Committee that a 20% carry level was the prevailing market rate and that the preferred return received by investors before carried interest accrues generally ranged from 7% to 10%. Radford also noted that most funds stipulate a vesting period of approximately six years, with some vesting beginning one year after an individual begins participating in the plan. Radford further indicated that a majority of private equity and venture capital firms provide for distributions in connection with liquidity events and the receipt of income, with others instead making distributions on a periodic basis. Radford noted that some firms provide for a “clawback” provision, such that at the end of a fund’s life, distributions made in excess of the aggregate carry would be repaid to the fund, with some firms withholding a portion of carried interest distributions as a reserve against clawback requirements. Radford advised that, like other public entities with carried interest plans, such as Blackstone and Fortress, ICG would need to consider the impact that the availability of equity arrangements (such as SARs) should have on the composition of the overall long-term incentive plan, including the size and other terms of any carried interest program.
After careful consideration, the Compensation Committee recommended that the Board implement a carried interest plan that would be supplemented by some equity grants, such as SARs. The Board approved the carried interest plan in December 2007, and the plan became effective January 1, 2008. The plan permits the Compensation Committee to award grants to employees in the form of interests in limited partnerships established by ICG to hold partner company interests acquired by ICG in each calendar year. In adopting the plan, the Compensation Committee considered the Radford findings, the responsibilities of ICG’s executive officers, the value and liquidity of outstanding and potential future company equity awards and ICG’s existing equity ownership guidelines.
Certain elements of the carried interest plan are in line with market practices at private equity and venture funds; however, other elements of the plan provide a less generous benefit for ICG’s executive officers. The Compensation Committee set the preferred return rate at 8%, which is within the market range contained in Radford’s findings. However, the Compensation Committee determined that the carry percentage for ICG should be lower than that of private equity and venture funds because ICG’s executive officers have immediate liquidity with respect to vested restricted shares and SARs and will continue to receive other long-term compensation in the form of equity grants that are not provided to private equity and venture capital professionals. Accordingly, the Compensation Committee set the carry percentage at 15%, as opposed to the 20% carry percentage that Radford advised was fairly standard at private equity and venture funds. The committee decided that carried interest should be distributed in connection with liquidity events and the receipt of other income from the underlying partner company and that 40% of gross carry distributions should be withheld by the partnership to satisfy clawback claims, as described more fully below. The committee felt that the clawback would help prevent a situation where participants benefit from highly profitable liquidity events, but do not suffer any consequences from later liquidity events that were less profitable or unprofitable. The percentage of the holdback was determined by reference to the percentage of vested restricted shares that ICG’s executives are required to retain (up to a stated percentage of base salary) pursuant to ICG’s equity ownership guidelines. Although most carried interest programs provide for vesting beginning one year after an individual begins participating in the program, the Compensation Committee focused on its long-term retention goal and established a six-year vesting schedule that would provide for no vesting until the third anniversary, other than with respect to distributions made while an individual remained employed by ICG.

The principal features of the carried interest plan are as follows:
•	Only interests in new partner companies acquired after 2007 will be included in the plan.
•	Each year, beginning in 2008, interests in new partner companies will be acquired through a partnership (one new partnership per year) in which ICG Holdings, Inc., a wholly-owned subsidiary of ICG (“ICG Holdings”), is the general partner, and ICG management participants are limited partners.
•	For each partnership, a carried interest of 15% will be allocated to management participants.
•	Carried interest will be paid in connection with a partner company liquidity event or income receipt, subject to ICG Holdings realizing an 8% compounded profit.
•	Rights to receive carried interest will vest over a six-year period, with 50% of a participant’s interest vesting after three years and the remainder vesting in equal portions over the next three years.
•	Participants will be deemed vested with respect to partner company liquidity events or income receipts that occur before full vesting is achieved so long as they are employees at the time of such events.
•	In the event a participant’s employment is terminated for cause, the participant will forfeit 100% of such participant’s interest in each partnership, including any vested interest.
•	In the event that distributions are made to participants in excess of an aggregate 15% carried interest, the participants will be required to repay such excess amounts up to the amounts withheld from the participants. Forty percent of all gross carried interest distributions will be withheld to secure these “clawback” claims. The withheld funds necessary to secure potential clawback claims will be retained until the partnership liquidates.
The plan is administered and interpreted by the Compensation Committee, which has the authority to (1) determine the individuals to whom grants will be made under the plan, (2) determine the amount and terms of each grant, (3) amend the terms of any previously issued grant, (4) adopt guidelines separate from the plan that set forth the specific terms and conditions for grants under the plan and (5) deal with any other matters arising under the plan.
In both 2008 and 2009, the Compensation Committee approved grants to ICG executives in the carried interest plan. Of the carried interest of 15% that was available for allocation to management in 2008 and 2009, carried interest of 3% was allocated to Mr. Buckley, carried interest of 3% was allocated to Mr. Alexander and carried interest of 0.65% was allocated to Mr. Morgan for each of those years. These allocations were based on, among other things, each individual’s skill set, experience and roles and responsibilities with respect to ICG’s acquisition of, and relationship with, its partner companies. In approving the grants, the Compensation Committee also took into account the other components of each recipient’s compensation package.
In 2008, based on a number of factors, most notably market conditions and related fluctuations in the valuations of companies, ICG deployed less than $4 million to acquire interests in partner companies that were included in the carried interest plan, and similarly small amounts of assets or no assets may be dedicated to the plan in the relatively near future.

Severance
In order to attract and retain executive talent, ICG generally provides severance benefits to each of its executive officers. These benefits generally consist of a cash payment, continuation of medical benefits, outplacement services and accelerated vesting on a portion of equity awards in the event that the executive officer is terminated without cause and executes a release in favor of ICG. Any severance benefits associated with a company change in control are based on a “double trigger,” such that benefits are paid only in the event that the executive is terminated without cause or, in some cases, resigns for good reason in connection with a change in control. A detailed discussion of the severance benefits payable to ICG’s named executive officers is set forth in “Potential Payments Upon Termination or Change of Control” below.
Retirement Plans
ICG maintains a qualified 401(k) plan for its employees. All employees are eligible to participate in this plan. Prior to 2007, ICG did not provide any matching funds. In January 2007, after consultation with the independent compensation consultant, the Compensation Committee approved a matching program under which ICG matches 100% of the amount contributed by each employee, subject to four-year vesting and an annual cap equal to the statutory maximum contribution for each employee, which is $16,500 for 2009. This matching program was implemented to provide a compensation package competitive with the companies in ICG’s peer group.
ICG does not provide any pension or other retirement benefits to its executive officers.
Other Compensation
ICG provides its executive officers with medical, dental, vision, long-term disability and term life insurance benefits. These benefits are the same as those provided to all full-time employees, except that executive officers and their spouses are provided with certain additional medical services of up to $8,000 annually and a portable supplemental long-term disability policy. ICG does not provide its executive officers with any other perquisites.
Equity Awards Practices
Grants of equity awards are typically made by the Compensation Committee or the full Board at regularly scheduled meetings. Neither the full Board nor the Compensation Committee has delegated any authority to management with respect to the approval of the grants of equity awards. ICG has priced all of its stock options and SARs based on the “fair market value” of ICG’s Common Stock, as such term is defined in ICG’s equity compensation plans. ICG’s equity compensation plans historically defined fair market value as the closing price of ICG’s Common Stock as reported by Nasdaq on the trading day immediately prior to the date of grant. In 2007, ICG amended the definition of fair market value in its equity compensation plans to provide that fair market value will be determined for future grants by reference to the closing price of ICG’s Common Stock on the date of grant (or the closing price of the next trading day if there are no trades in ICG’s stock on the date of grant). This change was prompted by a perceived preference by the SEC for companies to use this methodology of determining the fair market value of their equity grants.
In 2007, the Compensation Committee enacted a formal equity award grant policy. This policy provides that:
•	equity grants may be made only by the full Board or the Compensation Committee at a meeting at which minutes are taken, which minutes must set forth the details of such grants;
•	the exercise price of the equity grants, if applicable, must equal the fair market value on the date of the grant; and
•	equity grants may not be made during any period in which ICG is in possession of material non-public information.

Executive Officer Stock Ownership Guidelines
ICG believes that it is important for its executive officers to retain a meaningful portion of their vested restricted stock grants so that ICG’s executives’ interests remain aligned with its stockholders’ interests over time. Accordingly, the Board has established stock ownership guidelines for ICG’s executive officers. Under these guidelines, they must hold, until the termination of such executive officer’s employment, the lesser of:
•	Common Stock valued at 300% of the executive’s annual base salary in the case of Mr. Buckley, Common Stock valued at 150% of the executive’s annual base salary in the case of Mr. Alexander and Common Stock valued at 40% of the executive’s annual base salary in the case of Mr. Morgan; and
•	Forty percent of all restricted stock awards that vest after July 2005 (or, in the case of Mr. Morgan, 40% of all restricted stock awards that vest after February 2006).
ICG’s executive officers certify on an annual basis that they are in compliance with the stock ownership guidelines. To ICG’s knowledge, all of its executive officers are currently in compliance with the guidelines.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code prohibits public companies from taking a tax deduction for compensation in excess of $1.0 million paid to their executive officers unless certain procedural requirements are met. The Compensation Committee considers the deductibility of compensation in making determinations regarding compensation. However, the committee believes that it is in the best interests of ICG and its stockholders that ICG retain the flexibility to enter into compensation plans, agreements and other arrangements that may result in non-deductible compensation expenses. Accordingly, the Compensation Committee has, from time-to-time, approved elements of compensation for ICG executive officers that were consistent with its compensation objectives but which were not fully deductible as compensation expenses. In 2008, approximately $1.1 million of compensation paid to ICG’s executive officers was not deductible for federal income tax purposes.
EXECUTIVE OFFICERS
The current executive officers of ICG are as follows:
Douglas A. Alexander, President. Mr. Alexander assumed the role of President of ICG in January 2009. He joined ICG as Managing Director in September 1997 and continued in that capacity until December 2002. From January 2003 to October 2003, Mr. Alexander was Chief Executive Officer of Traffic.com, Inc. He returned to ICG as Managing Director, Operations in October 2003 and served in that capacity until he was promoted to President in January 2009. Prior to joining ICG, in 1989 Mr. Alexander co-founded Reality Online, a financial planning tools and online services company aimed at the individual investor. Age: 48.
Walter W. Buckley, III, Chief Executive Officer and Chairman of the Board. Mr. Buckley is described above as a Class III director.
R. Kirk Morgan, Chief Financial Officer. Mr. Morgan joined ICG in March 1999 and has held several positions in the finance department. In 2006, Mr. Morgan assumed the role of Chief Financial Officer. Prior to joining ICG in 1999, Mr. Morgan was a member of the middle market and growing company audit practice at PricewaterhouseCoopers, LLP. Age: 42.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth, for the fiscal years ending December 31, 2006, 2007 and 2008, information regarding compensation paid or accrued to each of ICG’s named executive officers.
SUMMARY COMPENSATION TABLE

								Change in
								Pension
								Value and
								Non-
							Non-Equity	Qualified
							Incentive	Deferred	All
						SAR/	Plan	Compen-	Other
					Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus		Awards	Awards	sation	Earnings	sation	Total
Position	Year	($)	($)		(1) ($)	(1) (2) ($)	(3) ($)	($)	(4) ($)	($)
Walter W. Buckley, III	2008	$450,000	—		$400,316	$682,220	$374,375	—	$34,220	$1,941,131
Chairman of the Board and	2007	$450,000	—		$579,039	$682,220	$614,250	—	$36,022	$2,361,531
Chief Executive Officer	2006	$400,000	—		$579,039	$758,533	$558,000	—	$18,457	$2,314,029

R. Kirk Morgan	2008	$275,000	—		$106,687	$190,490	$113,563	—	$33,184	$718,924
Chief Financial Officer	2007	$275,000	—		$158,233	$190,490	$175,175	—	$35,581	$834,479
	2006	$241,667	—		$158,233	$215,681	$139,500	—	$13,823	$768,904

Douglas A. Alexander	2008	$450,000	—		$302,689	$550,428	$374,375	—	$34,712	$1,712,204
President	2007	$450,000	—		$451,639	$550,428	$614,250	—	$36,024	$2,102,341
	2006	$350,000	$350,000	(5)	$451,639	$550,428	$325,500	—	$19,511	$2,047,078

(1)	The amounts shown reflect the accounting expense recognized for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share Based Payment,” with respect to restricted stock and SARs granted in 2004 and 2005, respectively, rather than amounts paid to or realized by the executive officer. A discussion of the assumptions used in calculating the amounts set forth in the table is contained in Note 11 to ICG’s 2008 Annual Report on Form 10-K, which was filed with the SEC on March 16, 2009.

(2)	The base price of each of the SARs reflected in this column is $7.34, and the price per share of ICG’s Common Stock as of April 23, 2009, the record date for the Annual Meeting, was $4.56. Accordingly, all of these SARs are currently “out of the money.” Whether, and to what extent, an executive officer realizes value in connection with these awards depends on ICG’s future stock price.

(3)	Amounts for each specified year include amounts paid in the following year under ICG’s bonus/performance plans for individual and company performance during the specified year.

(4)	The amounts shown reflect medical, dental, vision, long-term disability and term life insurance premiums and expenses paid by ICG, as well as ICG’s 401(k) employer matching contribution in 2007 and 2008.

(5)	The amount shown reflects a special bonus paid to Mr. Alexander in October 2006. This bonus was granted in light of Mr. Alexander’s increased responsibilities at ICG, as well as Mr. Alexander’s performance in connection with strategic guidance provided to LinkShare Corporation (“LinkShare”), one of ICG’s partner companies, which was sold in 2005. Mr. Alexander’s bonus was paid in connection with the release to ICG of approximately $14.7 million of escrowed funds, which represented the final amount of the approximately $150.1 million of cash proceeds received by ICG in the LinkShare sale.

Employment Agreements
ICG entered into amended employment agreements with Messrs. Buckley and Alexander, effective January 1, 2007. Each agreement has an initial term that expires on December 31, 2009, subject to automatic one-year renewal periods. Under the agreements, ICG will pay each executive an annual salary of $450,000, subject to annual increases, with an annual target bonus of 150% of the executive’s base salary. Both Mr. Buckley and Mr. Alexander have agreed to one-time, 30% reductions in their target bonuses for 2009. The agreements provide for the executive’s participation in ICG’s welfare and retirement plans, as well as ICG’s short-term and long-term equity incentive programs established for senior level executives generally, at levels at least commensurate with the benefits provided to other senior executives and with adjustments appropriate for each executive’s respective position. Subject to specified qualifications and conditions, each of the agreements provides for the payment of a series of benefits to the executive in the event that his employment is terminated without cause or he resigns for good reason, including in connection with a change of control of ICG. For a description of the severance benefits contained in Mr. Buckley’s and Mr. Alexander’s employment agreements, see “Potential Payments Upon Termination or Change in Control” below. In December 2008, a number of technical amendments were made to Mr. Buckley’s and Mr. Alexander’s employment agreements in order to comply with the final regulations under Section 409A; the compensation and severance benefits payable to Mr. Buckley and Mr. Alexander have not increased as a result of these amendments.
ICG entered into an agreement with Mr. Morgan that sets forth the terms, effective as of January 1, 2007, of Mr. Morgan’s continued employment as Chief Financial Officer of ICG. The agreement, which was set to expire at the end of 2008, was extended on its existing terms through December 31, 2011. Under his agreement, Mr. Morgan will be paid an annual base salary of $275,000, with an annual target bonus of 70% of his base salary. Mr. Morgan has agreed to a one-time, 30% reduction in his target bonus for 2009. The agreement provides, subject to specified qualifications and conditions, for the payment of a series of benefits to Mr. Morgan upon a termination of Mr. Morgan’s employment without cause prior to December 31, 2011. For a description of the severance benefits contained in Mr. Morgan’s employment agreement, see “Potential Payments Upon Termination or Change in Control” below.
Plan-Based Awards
The following table provides information regarding plan-based awards granted to ICG’s named executive officers in 2008. Each of the grants set forth in the following table was made under ICG’s 2008 performance plan, which is described in the “Compensation Discussion and Analysis” section above. The actual amounts paid to each of ICG’s named executive officers under ICG’s 2008 performance plan are set forth in the “Summary Compensation Table” above. None of the executive officers named in the table below received any equity grants under ICG’s equity incentive plans in 2008.

GRANTS OF PLAN-BASED AWARDS

								All Other
								Stock	All Other	Exercise	Grant
								Awards: #	Option	or Base	Date Fair
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	Awards: #	Price of	Value of
		Non-Equity Incentive Plans			Equity Incentive Plans			of Stock	of Securities	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	Option
Name	Date	($)	($)	($)	($)	($)	($)	(#)	Options (#)	($/Sh)	Awards
Walter W. Buckley, III	02/29/2008	$0	$675,000	$1,350,000	—	—	—	—	—	—	—
R. Kirk Morgan	02/29/2008	$0	$192,500	$385,000	—	—	—	—	—	—	—
Douglas A. Alexander	02/29/2008	$0	$675,000	$1,350,000	—	—	—	—	—	—	—
Outstanding Equity Awards
The following table provides information regarding outstanding equity awards, as of December 31, 2008, for ICG’s named executive officers.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option/SAR Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
			Equity					Incentive	Awards:
			Incentive					Plan	Market or
			Plan					Awards:	Payout
		Number of	Awards:					Number of	Value of
	Number of	Securities	Number of			Number of	Market	Unearned	Unearned
	Securities	Underlying	Securities			Shares or	Value of	Shares,	Shares,
	Underlying	Unexercised	Underlying			Units of	Shares or	Units or	Units or
	Unexercised	Options/	Unexercised	Option/		Stock	Units of	Other	Other
	Options/	SARs (#)	Unearned	SAR	Option/SAR	That Have	Stock That	Rights That	Rights That
	SARs (#)	Unexercisable	Options/	Exercise	Expiration	Not	Have Not	Have Not	Have Not
Name	Exercisable	(1)	SARs (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
Walter W. Buckley, III	18,750	—	—	$41.80	04/23/2011	—	—	—	—
	18,750	—	—	$28.20	07/25/2011
	100,000	—	—	$4.59	10/23/2012
	526,166	89,834	—	$7.34	07/22/2015
R. Kirk Morgan	2,500	—	—	$41.80	04/23/2011	—	—	—	—
	2,500	—	—	$28.20	07/25/2011
	12,483	—	—	$8.98	12/10/2012
	146,916	25,084	—	$7.34	07/22/2015
Douglas A. Alexander	424,520	72,480	—	$7.34	07/22/2015	—	—	—	—

(1)	SARs granted to executive officers in July 2005 expire in July 2015, are settled in ICG Common Stock and vest each month through July 2009 in the following amounts: (a) 12,833 shares for Mr. Buckley, (b) 3,583 shares for Mr. Morgan and (c) 10,396 shares for Mr. Alexander.

Option Exercises and Stock Vested
The following table provides information regarding vesting for the fiscal year ended December 31, 2008 of restricted stock held by ICG’s named executive officers.
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	(1) ($)
Walter W. Buckley, III	—	—	110,750	$844,085
R. Kirk Morgan	—	—	26,350	$189,049
Douglas A. Alexander	—	—	73,751	$526,564

(1)	Values shown reflect fair market value of the stock awards on the date of vesting, which, for each of the awards, equals the per share closing price of ICG’s Common Stock as reported by Nasdaq on the last trading day prior to the date of vesting.
Potential Payments Upon Termination or Change in Control
Walter W. Buckley, III and Douglas A. Alexander
Under their respective employment agreements, each of Mr. Buckley and Mr. Alexander is entitled to receive certain benefits in the event that his employment is terminated without cause or that he resigns for good reason, including in connection with a change of control of ICG.
Mr. Buckley’s agreement defines “cause” as a determination by the Board that Mr. Buckley:
•	has been convicted of, or pled nolo contendere to, a felony;
•	intentionally and continually refuses to perform any reasonable and lawful directive of the Board for a period of at least 30 days following notice from the Board of a failure to perform such directive; or
•	has breached, and continues to breach following 30 days’ notice from the Board of such breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.
Mr. Alexander’s agreement defines “cause” as a determination by the Board that Mr. Alexander:
•	has been convicted of, or pled nolo contendere to, a felony;
•	intentionally and continually refuses to perform any reasonable and lawful directive of the Chief Executive Officer for a period of at least 30 days following notice from the Chief Executive Officer of a failure to perform such directive; or
•	has breached, and continues to breach following 30 days’ notice from the Chief Executive Officer of such breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.
Each agreement defines “good reason,” absent a change of control, as the occurrence of any of the following (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of such events or conditions, that such events or conditions exist:
•	any material diminution in his base annual salary, other than generally applicable reductions in management salaries of less than 20%;
•	any material diminution of his responsibilities;

•	any material diminution in his reporting relationship;
•	any material breach by ICG of his employment agreement; and
•	ICG’s failure to renew his employment agreement after the expiration of its initial term on December 31, 2009, provided that he was willing and able to renew the agreement on substantially similar terms and to continue providing services in accordance with such terms.
Each agreement defines “change of control” as the occurrence of any of the following:
•	any person or entity that is not a majority-owned subsidiary of ICG and is not a parent of ICG that is subject to majority voting control by ICG’s stockholders (each, a “Non-ICG Entity”) becoming the beneficial owner of a majority of the voting power of ICG’s outstanding securities;
•	the successful completion of a tender offer for a majority of the voting power of ICG’s then-outstanding securities;
•	the consummation of (1) a merger, consolidation or reorganization of ICG following which ICG’s stockholders prior to the transaction will cease to own 50% of ICG’s voting shares, (2) a sale or disposition of all or substantially all of ICG’s assets to a Non-ICG Entity or (3) a liquidation or dissolution of ICG; or
•	the majority of the members of the Board as of the effective date of the agreement (or directors approved by such majority) ceasing to be members of the Board.
Each agreement defines “good reason after a change of control” as the occurrence of any of the following (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of such events or conditions, that such events or conditions exist:
•	any material diminution in his base salary;
•	any material diminution of his responsibilities;
•	any material diminution in his reporting relationship;
•	any material breach by ICG of his employment agreement;
•	the establishment of a target annual bonus for him that is materially less than that in effect for the preceding year;
•	ICG’s becoming a subsidiary of a corporation that is a Non-ICG Entity, unless the ultimate parent entity of such Non-ICG Entity assumes his employment agreement and appoints him to a position at the ultimate parent entity substantially similar to his position at ICG;
•	ICG’s requiring him to be based at a location that is not within 50 miles of Philadelphia, Pennsylvania; or
•	ICG’s failure to renew his employment agreement after the expiration of its initial term on December 31, 2009, provided that he was willing and able to renew the agreement on substantially similar terms and to continue providing services in accordance with such terms.
If Mr. Buckley or Mr. Alexander is terminated without cause at any time other than during the six-month period before, or the 24-month period following, a company change of control, or if Mr. Buckley or Mr. Alexander resigns for good reason at any time other than during the 24-month period following a company change of control, he will be entitled to:
•	a lump sum payment within 60 days of his termination date of 1.5 times the sum of his annual base salary plus target bonus;
•	payment, at the same time of payment of bonuses to ICG’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which termination occurs;
•	acceleration of vesting of all options, SARs and restricted stock granted to him under ICG’s equity compensation plans that were scheduled to vest during the 18-month period following his termination;

•	continuation of medical benefits until the earlier to occur of (1) 18 months after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and
•	outplacement assistance of up to $40,000.
If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A of the Internal Revenue Code of 1986 (as such may be amended from time to time, “Section 409A”), the lump sum payment will be deferred and paid to such executive in a lump sum six months following his termination.
If either Mr. Buckley or Mr. Alexander is terminated without cause during the six-month period before, or the 24-month period following, a company change of control, or if either executive resigns for good reason during the 24-month period following a company change of control, he will be entitled to:
•	a lump sum payment within 60 days of his termination date of two times the sum of his annual base salary plus target bonus;
•	payment, at the same time of payment bonuses to ICG’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which his termination occurs;
•	acceleration of vesting of all options, SARs and restricted stock granted to him under ICG’s stock option plans;
•	continuation of his medical benefits until the earlier to occur of (1) two years after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and
•	outplacement assistance of up to $40,000.
If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A, the lump sum payment will be deferred and paid to the executive in a lump sum six months following his termination. The first 18 months of the medical benefits referenced in the fourth bullet point of the previous paragraph, if payable, will be paid on a monthly basis, and the last six months of those medical payments, if payable, will be paid in a lump sum within 30 days of the end of the 18-month period following the executive’s termination.
The carried interest awarded to Messrs. Buckley and Alexander under ICG’s carried interest plan is subject to the same vesting acceleration as is described in this subsection with respect to Mr. Buckley’s and Mr. Alexander’s options, SARs and restricted stock.
The benefits outlined above are expressly contingent upon Mr. Buckley or Mr. Alexander, as applicable, executing and not revoking or breaching a general release, as well as such executive’s continued adherence to the non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.
Under the employment agreements, each of Mr. Buckley and Mr. Alexander will be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation without good reason. Following his termination without cause or his resignation for good reason, each executive will be permitted to exercise his vested stock options and SARs for a period ending on the earlier to occur of:
•	24 months after termination of his employment; and
•	12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $16 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.
Each of Mr. Buckley and Mr. Alexander (or their respective estates) will be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination due to his death or disability. Neither executive will be permitted to exercise any of his stock options or SARs upon his termination for cause.

R. Kirk Morgan
Mr. Morgan’s employment agreement provides that he will be entitled to receive certain benefits should his employment be terminated without cause. The agreement defines “cause” as any finding by the Compensation Committee that Mr. Morgan:
•	has breached his employment, service, non-competition, non-solicitation or other similar contract with ICG;
•	has been engaged in disloyalty to ICG, including, without limitation, fraud, embezzlement, theft, commission of a felony or dishonesty, in the course of his employment or service;
•	has disclosed trade secrets or confidential information of ICG to persons not entitled to receive such information; or
•	has entered into competition with ICG.
If Mr. Morgan is terminated without cause prior to December 31, 2011, he will be entitled to the following benefits:
•	payment, following his termination, of a lump sum amount equal to 12 months of his base salary plus target bonus at the rate existing at termination of his employment;
•	payment, at the same time as other employees, of a prorated bonus for service through his termination date based on individual performance and company performance for that period as determined by the Board;
•	continuation of medical and dental insurance until the earlier to occur of (1) 12 months after termination of his employment and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan;
•	provision of executive outplacement services until the earlier to occur of (1) 12 months after termination of his employment and (2) his employment with a subsequent employer; and
•	a recommendation to the Compensation Committee that his equity grants be subject to the more valuable of (1) credit for an additional 12 months of service or (2) application of the terms of the relevant equity grant, in each case with the exercise period of vested equity grants extended, subject to the limitations of Section 409A, to the earlier to occur of (a) 24 months after termination of his employment and (b) 12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $16 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.
If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Morgan to taxation under Section 409A, the lump sum payment will be deferred and paid to Mr. Morgan in a lump sum six months following his termination.
Additionally, under the agreement, in the event of an involuntary termination of Mr. Morgan upon a change in control of ICG, Mr. Morgan will receive:
•	100% acceleration of all of his equity grants; and
•	subject to the limitations of Section 409A, the term to exercise any equity grant will be extended to the remaining grant term.
The carried interest awarded to Mr. Morgan under ICG’s carried interest plan is subject to the same vesting acceleration as is described in this subsection with respect to Mr. Morgan’s equity grants.
Mr. Morgan will be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation. Following his termination without cause absent a change in control, Mr. Morgan will, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the earlier to occur of:
•	24 months after termination of his employment; and
•	12 months after the price of ICG’s Common Stock is maintained at a minimum closing price of $16 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.

Following his termination without cause following a change in control, Mr. Morgan will, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the expiration of the remaining grant term. Mr. Morgan (or his estate) will be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination due to his death or disability. Mr. Morgan will not be permitted to exercise any of his stock options or SARs upon his termination for cause.
The benefits outlined above are expressly contingent upon Mr. Morgan executing and not rescinding or breaching a general release in a form acceptable to ICG.
Summary of Potential Payments to Named Executive Officers
Upon the occurrence of the circumstances set forth in the table below, the payments and benefits to which ICG’s named executive officers would be entitled are set forth next to each such set of circumstances. This table has been prepared based upon the following assumptions:
•	each named executive officer was terminated on December 31, 2008 (at which time the closing price of ICG’s Common Stock was $5.45);
•	each named executive officer received 100% of his target bonus in 2008;
•	none of the named executive officers will have been employed by another employer prior to December 31, 2010;
•	none of the named executive officers will be eligible to participate in a spouse’s medical or dental plan prior to December 31, 2010;
•	the cost to ICG of providing medical continuation benefits will be the same in 2010 as it is in 2009; and
•	none of the named executive officers had any accrued vacation time on December 31, 2008.

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS

					Value of
					Accelerated
					Equity and	Value of
	Cash		Medical	Outplacement	Performance	Accelerated
	Severance	Bonus	Continuation	Services	Awards	Carried Interest
Walter W. Buckley, III
Without Cause or for Good Reason Absent a Change in Control	$1,687,500	$675,000	$29,269	$40,000	$0	$0
Without Cause or for Good Reason in Connection with a Change in Control	$2,250,000	$675,000	$39,025	$40,000	$0	$0
R. Kirk Morgan
Without Cause Absent a Change in Control	$467,500	$192,500	$16,596	$30,000	$0	$0
Without Cause in Connection with a Change in Control	$467,500	$192,500	$16,596	$30,000	$0	$0
Douglas A. Alexander
Without Cause or for Good Reason Absent a Change in Control	$1,687,500	$675,000	$29,269	$40,000	$0	$0
Without Cause or for Good Reason in Connection with a Change in Control	$2,250,000	$675,000	$39,025	$40,000	$0	$0

DIRECTOR COMPENSATION
Summary of Director Compensation
Directors who are part of ICG’s management do not receive compensation for their services as directors. Under ICG’s Non-Management Director Compensation Plan, which was last amended by the Board as of January 1, 2007, each non-management director receives the following annual cash compensation:
•	base compensation of $50,000, payable in equal quarterly installments;
•	$22,500 for service as the chair of the Audit Committee, $17,500 for service as the chair of the Compensation Committee and $12,500 for service as the chair of the Nominating and Governance Committee, each payable in equal quarterly installments; and
•	$12,500 for non-chair service on the Audit Committee, $10,000 for non-chair service on the Compensation Committee and $7,500 for non-chair service on the Nominating and Governance Committee, each payable in equal quarterly installments.
Under the plan, each non-management director is awarded an initial grant of 25,000 SARs that vest over four years. Each non-management director is annually awarded 4,500 deferred stock units (“DSUs”) for his or her service on the Board; these service grants vest on the one-year anniversary of the date of grant.
Each non-management director who earns cash fees is also eligible to participate in ICG’s Director Deferred Stock Unit Program, which is administered by the Compensation Committee of the Board. Under this program, a non-management director can elect to receive DSUs in lieu of all or a portion of his or her cash fees. Under this program, the number of shares that each non-management director is eligible to receive in respect of deferred fees is the quotient of such non-management director’s deferred fees divided by the closing price of a share of ICG’s Common Stock as reported by Nasdaq on the date on which those fees otherwise would have been paid. In 2008, a number of ICG’s non-management directors elected to receive DSUs in lieu of cash payments. These elections are reflected in the “Director Compensation” table and the accompanying footnotes below.

Summary Director Compensation Table
The following table sets forth, for the fiscal year ending December 31, 2008, certain information regarding the cash compensation paid by ICG, as well as certain other compensation paid or accrued for such year, to each of the non-management directors of ICG.
DIRECTOR COMPENSATION

					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or		Option/SAR	Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(1) (2) ($)	(3) (4) (6) ($)	(5) (7) ($)	($)	($)	($)	($)
David J. Berkman	$23	$115,982	—	—	—	—	$116,005
Thomas A. Decker	$71,325	$41,005	$14,157	—	—	—	$126,487
David K. Downes	$82,500	$41,005	—	—	—	—	$123,505
Thomas P. Gerrity	$70,150	$41,005	—	—	—	—	$111,155
Michael J. Hagan	$56,625	$32,680	$45,438	—	—	—	$134,743
Robert E. Keith, Jr.	$21	$94,959	—	—	—	—	$94,980
Warren V. Musser	$50,000	$41,005	—	—	—	—	$91,005
Philip J. Ringo	$13	$113,342	—	—	—	—	$113,355

(1)	The amounts shown exclude cash fees in lieu of which an election was made to receive DSUs under ICG’s Director Deferred Stock Unit Program.

(2)	The amounts shown include cash amounts paid on January 2, 2009 in connection with service fees earned during 2008.

(3)	The amounts shown include DSU grants made on January 2, 2009 in connection with service fees earned during 2008.

(4)	The amounts shown reflect the accounting expense recognized for financial statement reporting purposes for 2008 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share Based Payment,” rather than amounts paid to or realized by the director. A discussion of the assumptions used in calculating these amounts is contained in Note 11 to ICG’s 2008 Annual Report on Form 10-K, which was filed with the SEC on March 16, 2009. The grant date fair value of the DSUs granted to each non-management director on February 29, 2008 was $39,150, and the grant date fair values of the DSUs granted to non-management directors under ICG’s Director Deferred Stock Unit Program in connection with service fees earned during 2008 were as follows:

		Grant Date Fair
Name	Date of Grant	Market Value
David J. Berkman	4/1/08	$18,741
	7/1/08	$18,743
	10/1/08	$18,747
	1/2/09	$18,745
Robert E. Keith, Jr.	4/1/08	$12,491
	7/1/08	$12,498
	10/1/08	$14,371
	1/2/09	$14,375
Philip J. Ringo	4/1/08	$18,741
	7/1/08	$18,600
	10/1/08	$17,499
	1/2/09	$17,497

(5)	The amounts shown reflect the accounting expense recognized for financial statement reporting purposes for 2008 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share Based Payment,” rather than amounts paid to or realized by the director. A discussion of the assumptions used in calculating these amounts is contained in Note 11 to ICG’s 2008 Annual Report on Form 10-K, which was filed with the SEC on March 16, 2009.

(6)	The amounts shown include DSUs issued under ICG’s Director Deferred Stock Unit Program. Units issued under this program were issued at the fair market value of ICG’s Common Stock at the time of the deferral. Giving effect to the DSUs issued on January 2, 2009 for services performed during 2008, as of fiscal year-end, the following numbers of DSUs issued to non-management directors were outstanding: (a) 58,916 (54,416 of which were vested) for Mr. Berkman, (b) 30,325 (25,825 of which were vested) for Mr. Decker, (c) 51,098 (46,598 of which were vested) for Mr. Downes, (d) 43,852 (39,352 of which were vested) for Dr. Gerrity, (e) 7,531 (3,031 of which were vested) for Mr. Hagan, (f) 46,192 (41,692 of which were vested) for Mr. Keith, (g) 21,500 (17,000 of which were vested) for Mr. Musser and (h) 55,536 (51,036 of which were vested) for Mr. Ringo.

(7)	As of December 31, 2008, the following numbers of options to purchase ICG Common Stock issued to non-management directors were outstanding and vested: (a) 27,750 for Mr. Berkman, (b) 15,600 for Mr. Decker, (c) 20,900 for Mr. Downes, (d) 16,550 for Dr. Gerrity, (e) 25,900 for Mr. Keith, (f) 25,000 for Mr. Musser and (g) 21,800 for Mr. Ringo. Additionally, as of December 31, 2008, 25,000 SARs (6,250 of which were vested) were outstanding for Mr. Hagan.
Director Equity Ownership Guidelines
ICG believes that it is important for its directors to retain a meaningful portion of their equity grants so that ICG’s directors’ interests remain aligned with its stockholders’ interests over time. Accordingly, ICG established equity ownership guidelines for ICG’s non-management directors in February 2005 and amended these guidelines in 2009. Under the guidelines, by the later of (1) February 2010 and (2) four years after joining the Board, each non-management director is expected to acquire equity in ICG valued at four times the amount of the annual base compensation to which such director is entitled.

Equity Compensation Plan Information
The table below summarizes the status of our equity compensation plans as of December 31, 2008:

	(a)	(b)	(c)
			Number of securities remaining
	Number of securities to be	Weighted-average	available for future issuance
	issued upon exercise of	exercise/base price of	under equity compensation
	outstanding options,	outstanding options,	plans (excluding securities
Plan category	warrants and rights (1)	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders:
Amended and Restated 2005 Omnibus Equity Compensation Plan	3,870,870	$7.65	212,195
Amended and Restated 1999 Equity Compensation Plan (2)	602,954	$38.34	27,891
Equity compensation plans not approved by security holders:
LGO Corporation 2001 Equity Compensation Plan	11,500	$7.71	125
Total	4,485,324	$11.77	240,211

(1)	Excludes 17,300 shares of restricted stock that vest from 2009 through 2011 and 36,000 DSUs that were unvested as of December 31, 2008.

(2)	In January 2009, additional grants representing 8,803 shares of ICG Common Stock were made under ICG’s Amended and Restated 1999 Equity Compensation Plan (the “1999 Plan”). On February 1, 2009, the 1999 Plan expired by its own terms and was terminated. As a result of this termination, ICG may no longer issue any equity securities under the 1999 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS, DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth information with respect to shares of Common Stock beneficially owned by (1) each person or group that is known to ICG to be the beneficial owner of more than 5% of the outstanding Common Stock, (2) each director and named executive officer of ICG and (3) all directors and named executive officers of ICG as a group. Unless otherwise specified, the information is as of February 1, 2009. Unless otherwise noted, the address of each person below is Internet Capital Group, Inc., c/o General Counsel, 690 Lee Road, Suite 310, Wayne, Pennsylvania 19087.

			Number of Shares
			Beneficially Owned,
			Including Options,
	Options, Warrants		Warrants, SARs
	and SARs		Exercisable Within
5% Beneficial Owners, Directors and Named	Exercisable Within	Deferred Stock	60 Days and	Percent of Shares
Executive Officers	60 Days	Units (1)	Deferred Stock Units	Outstanding

Douglas A. Alexander	455,583	0	651,947	1.8%
David J. Berkman	27,750	58,916	88,666	*
Walter W. Buckley, III (2)	702,164	0	1,008,651	2.7%
Thomas A. Decker	15,600	30,325	45,925	*
David K. Downes	20,900	51,098	78,898	*
Thomas P. Gerrity (3)	16,550	43,852	106,298	*
Michael J. Hagan	6,250	7,531	13,781	*
Robert E. Keith, Jr. (4)	25,900	46,192	74,690	*
R. Kirk Morgan	175,148	0	208,050	*
Warren V. Musser (5)	25,000	21,500	46,500	*
Philip J. Ringo	21,800	55,536	77,336	*
All directors and named executive officers as a group (11 persons)	1,492,645	314,950	2,400,742	5.7%
Barclays Global Investors, NA (6) (7)	0	0	1,970,607	5.4%
Capital World Investors (6) (8)	0	0	3,096,000	8.4%
Dimensional Fund Advisors LP (6) (9)	0	0	3,257,142	8.9%
Mason Capital Management LLC (6) (10)	0	0	2,174,027	5.9%
Schneider Capital Management Corporation (6) (11)	0	0	2,331,991	6.3%

*	Represents less than 1% of the outstanding shares of Common Stock of ICG.

(1)	Includes shares of Common Stock attributable to the named director’s account relating to DSUs issued under ICG’s Non-Management Director Compensation Plan and under its Director Deferred Stock Unit Program in lieu of such director’s annual cash service grants and other cash fees earned by such director in connection with his service to the Board and its committees. Since directors do not have any voting or dispositive power with respect to the shares of Common Stock attributable to the DSUs they hold, the DSUs are not included in the “Percent of Shares Outstanding” figures in the above table.

(2)	Includes 42,931 shares of Common Stock held by Susan R. Buckley, wife of Mr. Buckley, and 25,000 shares of Common Stock held by two trusts for the benefit of certain members of Mr. Buckley’s immediate family, each trust holding 12,500 shares of Common Stock, as to which Mr. Buckley disclaims beneficial ownership.

(3)	Includes 1,802 shares of Common Stock held by Technology Leaders Advisers IV, Inc., for which Dr. Gerrity has sole voting and investment power. Also includes 44,094 shares held jointly with Anna Gerrity, wife of Dr. Gerrity.

(4)	Includes 10 shares held by Margot Keith, wife of Mr. Keith, as to which Mr. Keith disclaims beneficial ownership, and 375 shares held by the Keith 1999 Irrevocable Trust.

(5)	Securities held by Mr. Musser have been pledged to a third party as security in connection with a loan made to Mr. Musser by that party.

(6)	Ownership information is as of December 31, 2008, based on a Schedule 13G filed with the SEC.

(7)	Includes 923,604 shares held by Barclays Global Investors, NA (“BGI”), 946,860 shares held by Barclays Global Fund Advisors (“BGFA”) and 100,143 shares held by Barclays Global Investors, Ltd. (“BGI Ltd.”). The address of BGI and BGFA is 400 Howard Street, San Francisco, CA 94105, and the address of BGI Ltd. is 1 Royal Mint Court, London, ECN3 4HH.

(8)	Includes shares held by various investment companies under the Investment Company Act of 1940, as amended (the “Investment Act”), for which Capital World Investors (“CWI”) serves as investment adviser (including shares held by SMALLCAP World Fund, Inc., which, according to a Schedule 13G filed by CWI with the SEC on February 9, 2009, represent more than 5% of the outstanding shares of Common Stock of ICG). The address of CWI is 333 South Hope Street, Los Angeles, CA 90071.

(9)	Includes shares held by (a) four separate investment companies under the Investment Act for which Dimensional Fund Advisors LP (“Dimensional”) serves as investment adviser and (b) certain other commingled group trusts and separate accounts for which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(10)	Includes shares held by Mason Capital Management LLC (“Mason LLC”), Mason Capital, LP (“Mason LP”), Mason Capital, Ltd. (“Mason Ltd.”) and certain other funds and accounts controlled by Mason LLC. The address of each of Mason LLC, Mason LP and Mason Ltd. is 110 East 59th Street, 30th Floor, New York, NY 10022.

(11)	The address of Schneider Capital Management Corporation is 460 East Swedesford Road, Suite 2000, Wayne, PA 19087.
Shares of Subsidiary Corporations Owned by Directors and Executive Officers of ICG
ICG Commerce Holdings, Inc. (“ICG Commerce”) is a majority-owned subsidiary of ICG. As of February 1, 2009, executive officers and directors of ICG beneficially own interests in ICG Commerce as described below. Each of Mr. Alexander, an executive officer of ICG, and Dr. Gerrity, a member of the Board and a former director of ICG Commerce, directly owns less than 1% of the outstanding shares of ICG Commerce. Mr. Alexander, an executive officer of ICG, Mr. Berkman, a director of ICG, Mr. Buckley, an executive officer and director of ICG, and Mr. Keith, a director of ICG, indirectly own shares of ICG Commerce through private equity funds. Together, Messrs. Alexander, Berkman, Buckley and Keith indirectly own less than 1% of the outstanding shares of ICG Commerce.
Investor Force Holdings, Inc. (“Investor Force”) is a majority-owned subsidiary of ICG. As of February 1, 2009, Dr. Gerrity, a member of the Board and a former director of Investor Force, directly owns less than 1% of Investor Force common stock.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions
ICG is not aware of any related party transaction that it would be required to report in this proxy statement under Item 404(a) of Regulation S-K promulgated by the SEC (“Item 404(a)”).
Policies and Procedures for Review and Approval of Related Party Transactions
In February 2007, the Board and the Audit Committee adopted a written set of policies and procedures for the review, approval and/or ratification of, as well as the disclosure of, transactions that ICG is required to report under Item 404(a). These policies and procedures were amended in February 2009 to transfer from the Audit Committee to the Nominating and Governance Committee the responsibility for maintaining the policy and evaluating any proposed or ongoing related party transaction. Both the Audit Committee’s and Nominating and Governance Committee’s written charters were amended to reflect this transfer of responsibility.
The policies and procedures for related party transactions require ICG to enter into any such transaction only when it has been approved or ratified by the Board or the Nominating and Governance Committee, based upon a determination that such transaction is in, or is not inconsistent with, the best interests of ICG and its stockholders. In making that determination, the policy requires the Board or the Nominating and Governance Committee to consider the following factors:
•	the terms of the transaction and the benefits expected to be derived by ICG from the transaction;
•	the extent of the ICG related person’s interest in the transaction;

•	whether the transaction is on terms no less favorable than those generally available to unaffiliated third parties under similar circumstances;
•	whether the terms of the transaction or products or services involved in the transaction are readily available to ICG from alternative sources; and
•	the impact, if any, of the transaction on the independence of a director of ICG.
ICG’s policies and procedures do not require Nominating and Governance Committee approval or ratification of transactions between ICG’s related persons and its partner companies. However, ICG identifies and discloses all such transactions to the extent required by applicable SEC and Nasdaq requirements.
In addition to these policies and procedures, ICG’s Corporate Code of Conduct contains detailed guidelines for officers, directors and employees relating to the appropriate handling of both actual and potential conflicts of interest.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The rules of the SEC require ICG to disclose late filings of stock transaction reports by its executive officers and directors and by beneficial owners of more than 10% of ICG’s Common Stock. Based solely on a review of reports filed by ICG on these persons’ behalf and written representations from them that no other reports were required, all Section 16(a) filing requirements have been met with respect to fiscal year 2008.
HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” notices regarding proxy materials, proxy statements and annual reports. This means that only one copy of the notice regarding the availability of proxy materials, proxy statement and/or annual report may have been sent to multiple stockholders in your household. ICG will promptly deliver a separate copy of the notice regarding the availability of proxy materials, proxy statement or annual report to you if you request one by writing or calling as follows: Investor Relations, Internet Capital Group, Inc., 690 Lee Road, Suite 310, Wayne, Pennsylvania 19087, Telephone: (610) 727-6900, E-mail: ir@internetcapital.com. If you want to receive separate copies of the notice regarding the availability of proxy materials, annual report and/or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact ICG at the above address and phone number.
OTHER BUSINESS
ICG is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent as recommended by the Board.
By Order of the Board of Directors

/s/ Suzanne L. Niemeyer Suzanne L. Niemeyer Secretary
April 29, 2009

Appendix A
INTERNET CAPITAL GROUP, INC.
SECOND AMENDED AND RESTATED 2005 OMNIBUS EQUITY COMPENSATION PLAN
(as amended and restated, effective June 19, 2009)
1. Purpose
The purpose of the Plan is to provide designated (i) Employees of ICG and its Subsidiaries, (ii) Non-Management Directors of ICG and its Subsidiaries and (iii) Consultants who perform services for ICG and its Subsidiaries, with the opportunity to receive grants of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. ICG believes that the Plan will encourage the Participants to contribute materially to the growth of ICG, thereby benefiting ICG’s stockholders, and will align the economic interests of the Participants with those of the stockholders.
2. Definitions
Whenever used in this Plan, the following terms will have the respective meanings set forth below:
(a) “Board” means ICG’s Board of Directors as constituted from time to time.
(b) “Change of Control” means the first to occur of any of the following events:
(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of ICG representing a majority of the voting power of the then outstanding securities of ICG, except where the acquisition is approved by the Board; or
(ii) the consummation of (A) a merger or consolidation of ICG with another corporation where the stockholders of ICG, immediately prior to the consummation of the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares of Stock entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) the sale or other disposition of all or substantially all of the assets of ICG, or (C) a liquidation or dissolution of ICG.
(c) “Code” means the Internal Revenue Code of 1986, as amended.
(d) “Committee” means the Compensation Committee of the Board or its delegate or its successor, or such other committee appointed by the Board to administer the Plan or its delegate or its successor. Notwithstanding the foregoing, with respect to Grants to Employees that are intended as “qualified performance-based compensation” (as defined under section 162(m) of the Code), as well as to Employees who are officers of the Company, the Committee shall consist of two or more persons appointed by the Board, all of whom shall be “outside directors” (as defined under section 162(m) of the Code and related Treasury regulations) and “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act.
(e) “Company” means ICG and any Subsidiary.
(f) “Consultants” means advisors and consultants who perform services for the Company.
(g) “Date of Grant” means the date a Grant is effective; provided, however, that no retroactive Grants will be made.
(h) “Dividend Equivalent” means an amount determined by multiplying the number of shares of Stock, Performance Shares or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by ICG on its Stock on a dividend payment date.

(i) “Effective Date” means June 11, 2005, subject to approval by the stockholders of ICG.
(j) “Employee” means an employee of the Company (including an officer or director who is also an employee).
(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(l) “Fair Market Value” of Stock means (i) if the shares of Stock are publicly traded, (A) if the principal trading market for the shares of Stock is a national securities exchange, the last reported sale price thereof on such date or, if there were no trades on that date, the next date upon which a sale is reported, or (B) if the shares of Stock are not publicly traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of a share of Stock on such date as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines, or (ii) if the shares of Stock are not publicly traded or, if publicly traded, are not subject to reported transactions or “bid” or “asked” quotations as set forth above, as determined in good faith by the Committee, provided, that, if the shares of Stock are publicly traded, the Committee may make such discretionary determinations where the shares of Stock have not been traded for 10 trading days. Notwithstanding the foregoing, in the case of a broker-assisted exercise pursuant to Section 7(g), the Fair Market Value will be the actual sale price of the shares of Stock issued upon exercise of the Option.
(m) “Grant” means an Option, SAR, Stock Unit, Performance Share, Stock Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.
(n) “Grant Instrument” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.
(o) “Incentive Stock Option” means a stock option that is intended to meet the requirements of section 422 of the Code, as described in Section 7.
(p) “ICG” means Internet Capital Group, Inc., a Delaware corporation, or any successor thereto.
(q) “Non-Management Director” means a member of the Board, or a member of the board of directors of a Subsidiary, who is not a member of management of the Company.
(r) “Nonqualified Stock Option” means a stock option that is not intended to meet the requirements of section 422 of the Code, as described in Section 7.
(s) “Option” means an Incentive Stock Option or Nonqualified Stock Option to purchase shares of Stock at an Option Price for a specified period of time.
(t) “Option Price” means an amount per share of Stock purchasable under an Option, as designated by the Committee.
(u) “Other Stock-Based Award” means any Grant based on, measured by or payable in Stock (other than Grants described in Sections 7, 8, 9, 10, 11 and 12), as described in Section 13.
(v) “Parent” means a “parent corporation,” as defined in section 424(e) of the Code, of ICG.
(w) “Participant” means an Employee, Consultant or Non-Management Director designated by the Committee to participate in the Plan.

(x) “Performance Shares” means an award of phantom shares, representing one or more shares of Stock, as described in Section 10.
(y) “Plan” means this Internet Capital Group, Inc. 2005 Omnibus Equity Compensation Plan, as in effect from time to time.
(z) “Stock” means the common stock, par value $0.001 per share, of ICG or such other securities of ICG as may be substituted for Stock pursuant to Sections 5(d) or 18.
(aa) “SAR” means an award of a stock appreciation right, as described in Section 8.
(bb) “Stock Award” means an award of Stock, as described in Section 11.
(cc) “Stock Unit” means an award of a phantom unit, representing one or more shares of Stock, as described in Section 9.
(dd) “Subsidiary” means any entity in which ICG has a greater than 50% economic or voting interest. For purposes of Sections 7(c), (d) and (h), “Subsidiary” shall mean a “subsidiary corporation,” as defined in section 424(f) of the Code, of ICG.
(ee) “Successor Participant” means the personal representative or other person entitled to succeed to the rights of the Participant in accordance with Section 17.
3. Administration
(a) Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by employees of the Company.
(b) Committee Authority. The Committee shall have the sole authority to (i) determine the Employees, Consultants and Non-Management Directors to whom Grants shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 20, (v) adopt guidelines separate from the Plan that set forth the specific terms and conditions for Grants under the Plan, and (vi) deal with any other matters arising under the Plan. However, the Board may ratify or approve any Grants as it deems appropriate and has the authority to administer the Plan. To the extent that the Board makes Grants and administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board.
(c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of ICG, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.
4. Grants
Grants under the Plan may consist of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee in separate guidelines or to the individual in the Grant Instrument or an amendment to the guidelines or Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument. All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

5. Shares of Stock Subject to the Plan
(a) Shares Authorized. The total aggregate number of shares of Stock that may be issued or transferred under the Plan is 7,600,000 shares, subject to adjustment as described below. The shares may be authorized but unissued shares of Stock or reacquired shares of Stock, including shares purchased by ICG on the open market for purposes of the Plan. Grants paid in cash shall not count against the foregoing share limits.
(b) Share Counting. For administrative purposes, when the Committee makes a Grant payable in Stock, the Committee shall reserve shares of Stock equal to the maximum number of shares of Stock that may be payable under the Grant. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards are forfeited or terminated, or otherwise not paid in full, the shares subject to such Grants which have not been issued shall again be available for purposes of the Plan. Shares of Stock surrendered in payment of the Option Price of an Option or withheld for purposes of satisfying the Company’s minimum tax withholding obligations with respect to Grants under the Plan shall again be available for issuance or transfer under the Plan. To the extent that any Grants are paid in cash, and not in shares of Stock, any shares previously reserved for issuance or transfer pursuant to such Grants shall again be available for issuance or transfer under the Plan.
(c) Individual Limits. All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock with respect to which all Grants, other than Dividend Equivalents, may be made under the Plan to any individual during any calendar year shall be 1,000,000 shares, subject to adjustment as described below. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $1,000,000. The individual limits described in this subsection (c) shall apply without regard to whether the Grants are to be paid in Stock or in cash. All cash payments (other than Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash payment relates.
(d) Adjustments. If there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without ICG’s receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or ICG’s payment of an extraordinary dividend or distribution, the maximum number of shares of Stock available for issuance under the Plan, the maximum number of shares of Stock for which any individual may receive pursuant to Grants in any year, the number of shares covered by outstanding Grants, the kind of shares to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be appropriately adjusted to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments shall be final, binding and conclusive.
6. Eligibility for Participation
(a) Eligible Persons. All Employees, including persons who have accepted employment with the Company and Employees who are officers or members of the Board, and all Non-Management Directors shall be eligible to participate in the Plan. Consultants are eligible to participate in the Plan if they perform bona fide services for the Company, the services are not in connection with the offer or sale of securities in a capital-raising transaction, and the Consultants do not directly or indirectly promote or maintain a market for ICG’s securities.
(b) Selection of Participants. The Committee shall select the Employees, Consultants and Non-Management Directors to receive Grants and shall determine the terms and conditions of the Grant and the number of shares of Stock subject to each Grant.

7. Options
(a) General Requirements. The Committee may grant Options to any Employee, Consultant or Non-Management Director upon such terms and conditions as the Committee deems appropriate under this Section 7.
(b) Number of Shares. The Committee shall determine the number of shares of Stock that will be subject to each Grant of Options to Employees, Consultants and Non-Management Directors.
(c) Type of Option and Price.
(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options may be granted only to Employees who have actually commenced employment with ICG or its Parent or Subsidiaries. Nonqualified Stock Options may be granted to Employees, Consultants and Non-Management Directors.
(ii) The Option Price shall be determined by the Committee and may be equal to, greater than or less than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of ICG or any Parent or Subsidiary, unless the Option Price is not less than 110% of the Fair Market Value on the Date of Grant.
(d) Option Term. The Committee shall determine the term of each Option. The term of an Option shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of ICG, or any Parent or Subsidiary, may not have a term that exceeds five years from the Date of Grant.
(e) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.
(f) Termination of Employment or Service. Except as provided in the Grant Instrument, an Option may only be exercised while the Participant is employed by, or providing service to, the Company. The Committee shall specify in the Grant Instrument under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.
(g) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to ICG or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option (i) in cash or by check, (ii) with the approval of the Committee, by delivering shares of Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Option Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Stock having an aggregate Fair Market Value on the date of exercise equal to the Option Price, (iii) in cash, on the T+3 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the Participant exercises the Option through an irrevocable agreement with a registered broker and the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to ICG with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made.

(h) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that if the aggregate Fair Market Value on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of ICG or a Parent or Subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.
8. SARs
(a) General Requirements. The Committee may grant SARs to any Employee, Consultant or Non-Management Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each SAR shall represent the right of the Participant to receive, upon settlement of the SAR, shares of Stock or cash equal to the amount by which the Fair Market Value of a share of Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described below in Section 8(c).
(b) Terms of SARs. The Committee shall determine the terms and conditions of SARs and may grant SARs separately from or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or any time thereafter while the Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee will determine the number of SARs to be granted, the base amount, the vesting and other restrictions applicable to SARs and the period during which SARs will remain exercisable.
(c) Base Amount. The Committee shall establish the base amount of the SAR at the time the SAR is granted.
(d) Payment With Respect to SARs. The Committee shall determine whether the appreciation in an SAR shall be paid in the form of cash, in Stock, or in a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of shares of Stock to be received, Stock shall be valued at its Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.
(e) Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Participant may retain SARs after termination of the Participant’s employment or service, and the circumstances under which SARs may be forfeited.
9. Stock Units
(a) General Requirements. The Committee may grant Stock Units to any Employee, Consultant or Non-Management Director, upon such terms and conditions as the Committee deems appropriate under this Section 9. Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock. All Stock Units shall be credited to accounts on ICG’s records for purposes of the Plan.
(b) Terms of Stock Units. The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.
(c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. The Grant Instrument shall specify the maximum number of shares that shall be paid under the Stock Units.
(d) Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

10. Performance Shares
(a) General Requirements. The Committee may grant Performance Shares to any Employee, Consultant or Non-Management Director, upon such terms and conditions as the Committee deems appropriate under this Section 10. Each Performance Share shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals are met. All Performance Shares shall be credited to accounts on ICG’s records for purposes of the Plan.
(b) Terms of Performance Shares. The Committee shall establish the performance goals and other conditions for payment of Performance Shares. Performance Shares may be paid at the end of a specified performance or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Performance Shares to be granted and the requirements applicable to such Performance Shares.
(c) Payment With Respect to Performance Shares. Payment with respect to Performance Shares shall be made in cash, in Stock, or in a combination of the two, as determined by the Committee. The Committee shall establish in the Grant Instrument a target amount to be paid under a Performance Share based on achievement of the performance goals.
(d) Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Participant may retain Performance Shares after termination of the Participant’s employment or service, and the circumstances under which Performance Shares may be forfeited.
11. Stock Awards
(a) General Requirements. The Committee may issue or transfer shares of Stock to any Employee, Consultant or Non-Management Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 11. Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals.
(b) Number of Shares. The Committee shall determine the number of shares of Stock to be issued or transferred pursuant to a Stock Award and any restrictions applicable to such shares.
(c) Requirement of Employment or Service. The Committee shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.
(d) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 17. Each certificate, or electronic book entry equivalent, for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Committee may retain possession of any stock certificates for Stock Awards until all restrictions on such shares have lapsed.
(e) Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, the Participant shall have the right to vote shares subject to Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that a Participant’s entitlement to dividends or other distributions with respect to a Stock Award shall be subject to achievement of performance goals or other conditions.

12. Dividend Equivalents
(a) General Requirements. When the Committee makes a Grant under the Plan, the Committee may grant Dividend Equivalents in connection with such Grants, under such terms and conditions as the Committee deems appropriate under this Section 12. Dividend Equivalents may be paid to Participants currently or may be deferred, as determined by the Committee. All Dividend Equivalents that are not paid currently shall be credited to accounts on ICG’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Stock Units for the Participant, as determined by the Committee. Unless otherwise specified in the Grant Instrument, deferred Dividend Equivalents will not accrue interest. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals.
(b) Payment with Respect to Dividend Equivalents. Dividend Equivalents may be payable in cash, shares of Stock, or other property, or in a combination of the foregoing, as determined by the Committee.
13. Other Stock-Based Awards
The Committee may grant other awards that are cash-based or based on, measured by or payable in Stock to Employees, Consultants or Non-Management Directors, on such terms and conditions as the Committee deems appropriate under this Section 13. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Instrument.
14. Qualified Performance-Based Compensation
(a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. The provisions of this Section 14 shall apply to any such Grants that are to be considered “qualified performance-based compensation” under section 162(m) of the Code. To the extent that Grants of Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards designated as “qualified performance-based compensation” under section 162(m) of the Code are made, no such Grant may be made as an alternative to another Grant that is not designated as “qualified performance based compensation” but instead must be separate and apart from all other Grants made.
(b) Performance Goals. When Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals, but the Committee may reduce the amount of compensation that is payable upon achievement of the designated performance goals.
(c) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: Stock price, earnings per share of Stock, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, share volume, sales, market share, change in net asset value, EBIT, EBITDA, cash flow, backlog or deferred revenue, strategic business criteria, meeting specific revenue targets, market penetration, geographic business expansion, cost targets or goals relating to acquisitions or divestitures. The performance goals may relate to the Participant’s business unit or the performance of ICG or one or more ICG partner companies, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

(d) Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.
(e) Certification of Results. The Committee shall certify and announce the results for the performance period to all Participants after ICG determines the financial results for the performance period. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the terms of each Grant Instrument.
(f) Death, Disability or Other Circumstances. The Committee may provide in the Grant Instrument that Grants shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.
15. Deferrals
The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for such deferrals, which shall be consistent with the requirements of section 409A of the Code and the corresponding Treasury regulations and rulings.
16. Withholding of Taxes
(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may (i) require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or (ii) deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.
(b) Election to Withhold Shares. If the Committee so permits, a Participant may elect to satisfy the Company’s tax withholding obligation with respect to Grants paid in Stock by having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. In addition, with respect to any required tax withholding amount that exceeds the minimum applicable withholding tax rate, the Committee may permit a Participant to satisfy such tax withholding obligation with respect to such excess amount by providing that the Participant may elect to deliver to the Company shares of Stock owned by the Participant that have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to ICG. The elections described in this subsection (b) must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.
17. Transferability of Grants
(a) In General. Except as provided in this Section 17, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except by will or by the laws of descent and distribution, or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order. When a Participant dies, the Successor Participant may exercise such rights in accordance with the terms of the Plan. A Successor Participant must furnish proof satisfactory to ICG of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.
(b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide in a Grant Instrument that a Participant may transfer Nonqualified Stock Options to family members or other persons or entities, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

18. Consequences of a Change of Control
(a) Assumption of Grants. Upon a Change of Control where ICG is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options and rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other Grants that remain outstanding shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).
(b) Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take any of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) determine that outstanding Options and SARs shall accelerate and become exercisable, in whole or in part; (ii) determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or in part; (iii) provide that Participants holding outstanding Performance Shares shall receive payment, in whole or in part, in settlement of such Performance Shares, in an amount determined by the Committee, based on the Participant’s target payment for the performance period and the portion of the performance period that precedes the Change of Control; (iv) determine that outstanding Stock Units shall become payable, in whole or in part, in cash, Stock or other property in an amount not less than their target amount, as determined by the Committee; (v) provide that Dividend Equivalents and Other Stock-Based Awards shall become fully payable, in whole or in part, in cash, Stock or other property, in amounts determined by the Committee; (vi) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for a payment by ICG, in cash, Stock or other property, as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value subject to the Participant’s unexercised Options and SARs exceeds the Option Price of the Options or the base amount of the SARs, as applicable; (vii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate; and (viii) with respect to Participants holding Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards, the Committee may determine that such Participants shall receive a payment in settlement of such Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards, in such amount and form as may be determined by the Committee. Such acceleration, surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Committee may specify.
(c) Other Transactions. The Committee may provide in a Grant Instrument that a sale or other transaction involving a Subsidiary or other business unit of ICG shall be considered a Change of Control for purposes of a Grant, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.
19. Requirements for Issuance of Shares
No shares of Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

20. Amendment and Termination of the Plan
(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of ICG if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, impair any rights or obligations under any Grant previously made to the Participant, unless such right has been reserved in the Plan or the Grant Instrument, or except as provided in Section 21(b) below.
(b) No Repricing Without Stockholder Approval. Notwithstanding anything in the Plan to the contrary, without the prior approval of the Company’s stockholders, no Grant under the Plan may be repriced, replaced, regranted through cancellation or modified if the effect would be to reduce the exercise price for the shares underlying such Grant; provided, however, that the foregoing shall not apply to any adjustment made to a Grant pursuant to Section 5(d) of the Plan. In addition, the Committee may not cancel an outstanding Grant that is underwater for the purpose of granting a replacement Grant of a different type.
(c) Stockholder Approval for “Qualified Performance-Based Compensation.” If Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards are granted as “qualified performance-based compensation” under Section 14 above, the Plan must be reapproved by ICG’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 14, if additional Grants are to be made under Section 14 and if required by section 162(m) of the Code or the regulations thereunder.
(d) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.
21. Miscellaneous
(a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of ICG to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving ICG in substitution for a grant made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants.
(b) Compliance with Law. The Plan, the exercise of Options and the obligations of ICG to issue or transfer shares of Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of ICG that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of ICG that the Plan and applicable Grants comply with the applicable provisions of sections 162(m), 409A and 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or sections 162(m), 409A or 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.
(c) Enforceability. The Plan shall be binding upon and enforceable against ICG and its successors and assigns.

(d) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. Neither ICG nor any other Company shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between ICG or any other Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of ICG or any other Company. To the extent that any person acquires a right to receive payment from ICG hereunder, such right shall be no greater than the right of any unsecured general creditor of ICG.
(e) Rights of Participants. Nothing in this Plan shall entitle any Employee, Consultant, Non-Management Director or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Company.
(f) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(g) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.
(h) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

INTERNET CAPITAL GROUP, INC. 690 LEE ROAD SUITE 310 WAYNE, PA 19087
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INTERNET CAPITAL GROUP, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of such nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, 3 AND 4.	All	All	Except

Vote On Directors	☐	☐	☐

1.	Election of Class I Directors:
01) David J. Berkman 02) David K. Downes 03) Warren V. Musser
		For	Against	Abstain
Vote On Proposals
2.	Ratification of KPMG LLP as Internet Capital Group, Inc.’s independent registered public accountant for the fiscal year ending December 31, 2009.	☐	☐	☐

3.	Approval of an amendment to Internet Capital Group, Inc.’s Amended and Restated 2005 Omnibus Equity Compensation Plan to increase the number of authorized shares issuable under the plan by 2,600,000.	☐	☐	☐

4.	Transaction of any other business that may properly come before the meeting.	☐	☐	☐
The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Items 1, 2 and 3 and will grant discretionary authority under Item 4, such that a person named in this proxy will vote in his or her discretion on any other matters that properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M13538-P79844
INTERNET CAPITAL GROUP, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 19, 2009
THIS PROXY IS SOLICITED ON BEHALF OF ICG’S BOARD OF DIRECTORS
Each undersigned stockholder hereby appoints R. Kirk Morgan and Suzanne L. Niemeyer, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Internet Capital Group, Inc. that such stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. EDT on June 19, 2009, at The Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania 19087, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY EACH UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 LISTED ON THE REVERSE SIDE AND WILL GRANT DISCRETIONARY AUTHORITY UNDER ITEM 4 LISTED ON THE REVERSE SIDE.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)
TO BE SIGNED ON REVERSE SIDE